Exhibit 10.15

EXECUTION COPY

PURCHASE AGREEMENT

BY AND AMONG

CAPMARK FINANCIAL GROUP INC.,

CAPMARK CAPITAL INC.,

CAPMARK SECURITIES INC.,

CAPMARK FINANCE INC.,

CITIGROUP GLOBAL MARKETS INC.

and

CITIBANK, N.A.

Dated December 20, 2006

SECTION 11.14	Buyers’ Obligations	73
SECTION 11.15	Jurisdiction and Venue	73
SECTION 11.16	Waiver of Jury Trial	73

EXHIBITS

Exhibit A	Form of Remarketing Transitional Services Agreement
Exhibit B	Pro Forma Balance Sheet
Exhibit C1, C2 and C3	Forms of P-Floats Notices
Exhibit D	Form of Transition Services Agreement
Exhibit E	Form of Multifamily Mortgage Subservicing Agreement
Exhibit F	Form of Bill of Sale and General Assignment
Exhibit G	Form of Trademark Assignment
Exhibit H	Form of Assumption Agreement
Exhibit I	Form of License Agreement
Exhibit J	Form of Trademark License Agreement

SCHEDULES

Schedule 1.1(i)	Acquired Assets
Schedule 1.1(ii)	Assumed Liabilities
Schedule 1.1(iii)	Adjusted Shareholders’ Equity Principles and Adjustments
Schedule 1.1(iv)	Designated Pipeline Commitments
Schedule 2. l(b)	Excluded Assets
Schedule 2.2(d)	Calculation of Adjusted Shareholders’ Equity
Schedule 6.l(b)	Conduct of Business of Companies Prior to Closing
Schedule 6.l(c)	Conduct of Business of Sellers Prior to Closing
Schedule 6.11	Resignation of Directors, Managers and Trustees
Schedule 7.2(d)	Freddie Mac Consents
Schedule 7.2(e)	Fannie Mae and Other Governmental Authority Consents

Disclosure Schedule

Buyers Disclosure Schedule

PURCHASE AGREEMENT

PURCHASE AGREEMENT (together with all Schedules and Exhibits, the “Agreement”), dated December 20, 2006, by and among CITIGROUP GLOBAL MARKETS INC., a Delaware corporation (“CGMI”), CITIBANK, N.A., a national banking association chartered by the Office of the Comptroller of the Currency (“CBNA”), solely with respect to the acquisition of the Agency Business (as hereinafter defined) (CGMI and CBNA being hereinafter individually referred to as a “Buyer” and collectively as “Buyers”), CAPMARK CAPITAL INC., a Colorado corporation (“Capmark Capital”), CAPMARK FINANCE INC., a California corporation (“Capmark Finance”) and CAPMARK SECURITIES INC., a Colorado corporation (“Capmark Securities”) (Capmark Capital, Capmark Finance and Capmark Securities being hereinafter collectively referred to as the “Sellers”) and CAPMARK FINANCIAL GROUP INC., a Nevada Corporation (“Parent”).

RECITALS:

WHEREAS, Capmark Capital is the record and beneficial owner of (i) all of the common stock of Capmark Municipal Mortgage Inc., a Delaware statutory trust (“MMI”); (ii) all of the limited liability company interests in Capmark Capital Management LLC, a Delaware limited liability company (“Capmark Management”); and (iii) all of the limited liability company interests in Newman Capital III LLC, a Delaware limited liability company (“Newman III”);

WHEREAS, Capmark Finance is the record and beneficial owner of all of the limited liability company interests in Newman Capital I LLC, a Delaware limited liability company (“Newman I”);

WHEREAS, Capmark Capital and Capmark Finance desire to sell to CGMI, and CGMI desires to purchase from Capmark Capital and Capmark Finance, all of the Equity Interests (as hereinafter defined), all in accordance with the provisions of this Agreement;

WHEREAS, the Sellers are the owners of certain assets used, directly or indirectly, in the Affordable Housing Business, which is comprised of the Conduit Business and the Non-Conduit Business (as hereinafter defined);

WHEREAS, the Sellers desire to sell to Buyers, and Buyers desire to purchase from the Sellers, all of the Acquired Assets (as hereinafter defined), all in accordance with the provisions of this Agreement;

WHEREAS, Capmark Securities and Buyers (or one or more of their respective Affiliates) shall, as of the Closing, enter into a remarketing transitional services agreement in the form attached hereto as Exhibit A (the “Remarketing Transitional Services Agreement”);

WHEREAS, the Sellers and Buyers (or one or more of their respective Affiliates) shall, as of the Closing, enter into a Multifamily Mortgage Subservicing Agreement, a Trademark License Agreement and a Transition Services Agreement;

WHEREAS, Buyers have obtained the appropriate authorizations for the acquisition by Buyers of the Equity Interests and the Acquired Assets pursuant to this Agreement, and the boards of directors of the Sellers have approved the sale by the Sellers of the Equity Interests and the Acquired Assets pursuant to this Agreement; and

WHEREAS, Buyers and the Sellers desire to make certain representations, warranties and agreements in connection with the sale and acquisition of the Equity Interests and the Acquired Assets, and also desire to set forth various conditions precedent thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the Parties agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.1            Definitions. For purposes of this Agreement, the term:

“Acquired Assets” means all of the right, title and interest that the Sellers possess and have the right to transfer in and to (a) the assets that are set forth in Schedule 1.1(i) (as updated in accordance with Section 2.1(e)), provided that such assets shall not include any assets that relate to (i) Conduit Bonds, beneficial ownership interests in Bonds or Residual Interests no longer owned by the Companies, (ii) loans or Contracts with respect to the Agency Business that are not related to the Serviced Loans, forward purchase contracts, commitments or pipeline transactions under the Mortgage Programs and relating to the Affordable Housing Business or (iii) Contracts (other than Designated Pipeline Commitments) for the underwriting of Bonds by the investment banking segment of the Affordable Housing Business in respect of Conduit Bonds, beneficial ownership interests in Bonds or Residual Interests no longer owned by the Companies, and (b) any rights and interests under the Agency Documents with respect to the Agency Business; provided that the Acquired Assets shall not include the Excluded Assets.

“Actions or Proceedings” means any action, suit, proceeding or arbitration or any investigation or audit by any Governmental Authority or SRO.

“Actual Closing Adjusted Shareholders’ Equity” has the meaning set forth in Section 2.3(a).

“Adjusted Shareholders’ Equity” means (i) the sum of the aggregate book value of the assets of the Companies and the aggregate book value of the Acquired Assets, less (ii) the sum of the aggregate book value of the Liabilities of the Companies and the aggregate book value of the Assumed Liabilities, less (iii) the excess of (y) the P-Floats Purchase Price over (z) any corresponding liability accrued on the Estimated Closing Balance Sheet or the Final Closing Balance Sheet, as the case may be, less (iv) the excess of (y) the Roaring Forks Purchase Price over (z) any corresponding liability accrued on the Estimated Closing Balance Sheet or the Final Closing Balance Sheet, as the case may be, and shall be calculated in accordance with GAAP, subject to the accounting principles, procedures, policies and methods used in preparing the Pro Forma Balance Sheet, as adjusted in accordance with the Adjusted Shareholders’ Equity Principles and Adjustments. No assets or Liabilities relating to Taxes shall be reflected in the Estimated Closing Balance Sheet or the Final Closing Balance Sheet, as the case may be. For purposes of this definition, (i) “P-Floats Purchase Price” shall mean (y) the Right of First Refusal Price (as defined in the Standard Terms) for the P-Floats acquired pursuant to Section 6.16(a) of this Agreement, together with the accrued and unpaid fees under the related Credit Enhancement (as defined in the Custody Agreement) and the Custody Agreement pursuant to Section 4.02(f) of the Custody Agreement, and any other costs, expenses, fees and liabilities incurred in connection with such acquisitions and provided for in the Standard Terms and related documentation, less (z) any distribution received by any Company that is a holder of the RITES (as defined in the Standard Terms) in connection with such acquisition; and (ii) “Roaring Forks Purchase Price” shall mean the Quotation of Bond Price (as defined in the Master Trust Agreement) with respect to the Bonds listed on Section 6.16(b) of the Disclosure Schedule less any distribution required to be paid to the holders of the Class B Certificates (as defined in the Master Trust Agreement) pursuant to Section 5.01(e) of the Master Trust Agreement in connection with the actions set forth in Section 6.16(b), and any other costs, expenses, fees and liabilities incurred in connection with such acquisitions and provided for in the Master Trust Agreement and related documentation.

“Adjusted Shareholders’ Equity Principles and Adjustments” means those principles and adjustments set forth on Schedule 1.1(iii).

“Adjustment Period” has the meaning set forth in Section 2.3(a).

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; provided, that with respect to the Sellers and Parent, the term “Affiliate” shall only include Parent and its consolidated Subsidiaries which are not investment funds managed by Parent or any of its Affiliates.

“Affordable Housing Business” means, collectively, the Conduit Business and the Non-Conduit Business, which, for the avoidance of doubt, excludes business and activities in respect of (i) low income housing tax credit equity financing, syndication and asset management, (ii) providing debt financing for properties in which low income housing tax credit investment funds managed by Affiliates of the Sellers held equity interests prior to the provision of such debt financing, (iii) financing transactions utilizing new markets tax credits under a federal program promoting capital investment in low income communities, (iv) military housing financing, (v) providing construction or permanent financing of multifamily housing, senior housing and other housing properties where the mortgage loans are insured by the Federal Housing Administration under the National Housing Act, (vi) providing construction financing, construction completion guarantees and construction phase servicing for affordable housing projects, (vii) the financing of multifamily housing properties financed by debt of which less than 20% is tax exempt debt and where such financing is not eligible for low income housing tax credits, (viii) the financing of multifamily properties by investment funds managed by Affiliates of the Sellers, (ix) debt financing of properties eligible for low income housing tax credits that is incidental to financing transactions for other properties, provided that such financing does not exceed 20% of the entire financing, (x) the remarketing services provided by Capmark Securities under the Retained Remarketing Agreements, or (xi) the financing of properties qualifying for New York City tax abatements or benefits of which less than 20% of such financing is tax exempt debt.

“Affordable Housing Guarantee” means, as to the Sellers or any of their Affiliates (other than a Company), any credit support for any Bond, Serviced Loan or Residual Interest, including without limitation any guarantee, reimbursement agreement, indemnification agreement, support agreement, letter of credit, loss sharing agreement or other similar obligation (but excluding letters of credit provided by the Sellers’ construction lending division), to the extent such obligations are primarily related to (a) the Conduit Bonds (and beneficial ownership interests in Bonds and Residual Interests) owned by the Companies as of the Closing or (b) the Agency Business and, in each case, listed in the Disclosure Schedule.

“Affordable Housing Premium” means $140,000,000, less the Merrill Lynch Intercreditor Bond Amount.

“Agency Business” means, collectively, the Fannie Mae Business and the Freddie Mac Business.

“Agency Documents” means all of the Contracts relating to the Fannie Mae DUS affordable portfolio and the Freddie Mac Program Plus and Freddie Mac Shadow Underwriting portfolios set forth on Section 1.1(i) of the Disclosure Schedule, including any terms incorporated by reference, such as the Fannie Mae or Freddie Mac Guidelines, under which Sellers originated, service, share losses or have other obligations with respect to such portfolios.

“Agreement” has the meaning set forth in the introduction.

“Allocation Schedule” has the meaning set forth in Section 8.1(d).

“Approval Notice” has the meaning set forth in Section 2.3(a).

“Assumed Liabilities” means (a) all Liabilities and obligations set forth on Schedule 1.1(ii) (as updated in accordance with Section 2.1(e)), (b) all other Liabilities to the extent accrued on the Estimated Closing Balance Sheet or the Final Closing Balance Sheet, as the case may be and (c) all of Sellers’ duties, obligations, representations, warranties, and Liabilities under the Agency Documents with respect to the Agency Business, whether arising prior to, on, or subsequent to the Closing Date; provided, that Assumed Liabilities shall not include any Excluded Liabilities.

“Bond” means a federally tax-exempt or taxable revenue bond issued by a state or local Governmental Authority to provide for the financing of one of more multifamily housing properties that are eligible for low income housing tax credits or other programs that allow for the issuance of tax exempt bonds in connection with low income multifamily housing.

“Business Day” means any day other than a Saturday, a Sunday, a legal holiday in the State of New York or a day on which banking institutions in the State of New York are authorized or obligated by law to close.

“Business Employees” has the meaning set forth in Section 6.9(a).

“Business Licenses” has the meaning set forth in Section 4.15.

“Buyer” has the meaning set forth in the introduction.

“Buyers Disclosure Schedule” has the meaning set forth in the introductory paragraph of Article V.

“Capmark Capital” has the meaning set forth in the introduction.

“Capmark Finance” has the meaning set forth in the introduction.

“Capmark Management” has the meaning set forth in the recitals.

“Capmark Securities” has the meaning set forth in the introduction.

“CBNA” has the meaning set forth in the introduction.

“CGMI” has the meaning set forth in the introduction.

“Citi Remarketing Agent” has the meaning set forth in Section 6.25(a).

“Claim Notice” means written notification pursuant to Section 10.6 of a Third Party Claim as to which indemnity under Section 10.2 or 10.3 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party’s claim against the Indemnifying Party under Sections 10.2 or 10.3, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Damages arising from such Third Party Claim.

“Closing” has the meaning set forth in Section 8.1.

“Closing Date” has the meaning set forth in Section 8.1.

“Closing Shareholders’ Equity Payment” has the meaning set forth in Section 2.2(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies” means, collectively, Capmark Management, Newman I, Newman III, MMI, MMT, FM Depositor and FM Taxable Depositor.

“Conduit Bond” means a Bond owned by any of the Companies.

“Conduit Business” means the business of investing in, holding and disposing of Conduit Bonds, beneficial ownership interests in Bonds and Residual Interests, as such business is conducted by the Companies on the date hereof.

“Confidential Information” means any information concerning the business and affairs of the Sellers or the Companies that is not already generally available to the public.

“Contest” has the meaning set forth in Section 10.6(b)(i).

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sales contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement.

“Credit Obligation” has the meaning set forth in Section 6.24(b).

“Credit Provider” has the meaning set forth in Section 6.24(c).

“Custody Agreement” shall mean the Third Amended and Restated Custody Agreement, dated as of December 4, 2003, between Merrill Lynch Portfolio Management Inc. and U.S. Bank Trust National Association, as Custodian (or any predecessor Custody Agreement that continues to apply).

“Damages” has the meaning set forth in Section 10.2.

“Delegated Remarketing Agreements” has the meaning set forth in Section 6.25(b).

“Designated Pipeline Commitments” means the contemplated acquisitions of Portfolio Assets set forth on Schedule 1.1 (iv).

“Disclosure Schedule” has the meaning set forth in the introductory paragraph of Article III.

“Dispute Notice” has the meaning set forth in Section 2.3(a).

“Dispute Period” means the period ending thirty (30) days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

“Document File” means, with respect to any Bond or Serviced Loan, the legal files maintained by the Companies with respect to such Bond or Serviced Loan (whether such files are maintained in paper based form or electronic form).

“DOJ” has the meaning set forth in Section 4.4(a).

“Due Date” has the meaning set forth in Section 6.18(a).

“Employee Benefit Plans” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA, each written employment, severance, retention, termination, change in control, consulting, retirement, bonus or other incentive compensation, stock purchase, stock option, stock award or other equity-based compensation, leave of absence, lay-off, cafeteria, health, accident, disability, workman’s compensation or other insurance, vacation or other employee benefit agreement, plan or policy (other than any governmental program), and any related trust, as to which (i) the Companies have or may have any obligations or liability, contingent or otherwise (the “Company Employee Benefit Plans”), or (ii) the Sellers have or may have any obligation or liability, contingent or otherwise, including the plans of Parent and its Affiliates to the extent applicable to the employees of the Companies or the employees of the Sellers engaged in the Affordable Housing Business (the “Seller Employee Benefit Plans”).

“Environmental, Health, and Safety Requirements” means all federal, state, local, and foreign statutes, regulations, and ordinances concerning public health and safety, worker health and safety, pollution, or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, as such requirements are enacted and in effect on or prior to the Closing Date.

“Equity Interests” means, collectively, all of the common stock of MMI and all of the limited liability company interests in Capmark Management, Newman I and Newman III.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Adjusted Shareholders’ Equity” has the meaning set forth in Section 2.2(b).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.2(b).

“Estimated Freddie Mac Purchase Price” has the meaning set forth in Section 8.3(a).

“Estimated Purchase Price” has the meaning set forth in Section 2.2(a).

“Excluded Assets” has the meaning set forth in Section 2.1(b).

“Excluded Liabilities” has the meaning set forth in Section 2.1(d).

“Excluded Portfolio Assets” means (a) any Intercreditor Bond (in the event that Merrill Lynch does not consent to the transfer of such Bonds prior to Closing), (b) any Portfolio Asset excluded pursuant to Section 2.4 and (c) any Portfolio Asset set forth in Schedule 2.1(b).

“Fannie Mae” means the Federal National Mortgage Association.

“Fannie Mae Business” means the origination, underwriting, debt financing and refinancing and servicing activities (but excluding (i) any sub-servicing activities by Capmark Finance and (ii) any servicing activities by the Sellers for third parties) in respect of the Fannie Mae DUS program relating to Serviced Loans, forward purchase contracts, commitments or pipeline transactions with respect to the Affordable Housing Business.

“Fannie Mae Transfer Agreement” means the transfer agreement by and among Fannie Mae, the applicable Sellers and the applicable Buyers, relating to the assignment and assumption by CBNA of the Sellers’ rights, liabilities and obligations relating to the Fannie Mae Business and the release by Fannie Mae of the Sellers and Parent of all liabilities with respect thereto.

“Fayne/Torrence Liability” means any Liability to Steve Fayne or Joseph Torrence or their successors in interest arising out of or in connection with any compensation plan or other agreement between such individual and any Seller or any Affiliate of any Seller.

“Final Closing Balance Sheet” has the meaning set forth in Section 2.3(a).

“Financial Statements” has the meaning set forth in Section 3.4.

“FM Depositor” means FM Depositor LLC, a Delaware limited liability company and a wholly-owned subsidiary of MMT.

“FM Taxable Depositor” means FM Taxable Depositor LLC, a Delaware limited liability company and a wholly-owned subsidiary of MMI.

“Freddie Mac” means the Federal Home Loan Mortgage Corp.

“Freddie Mac Business” means the origination, underwriting, debt financing and refinancing and servicing activities (but excluding (i) any sub-servicing activities by Capmark Finance and (ii) any servicing activities by the Sellers for third parties) in respect of the Freddie Mac Multifamily Program Plus Seller/Servicer program and the Freddie Mac Shadow Processing program relating to Serviced Loans, forward purchase contracts, commitments or pipeline transactions with respect to the Affordable Housing Business.

“Freddie Mac Closing” has the meaning set forth in Section 8.2(b).

“Freddie Mac Closing Date” has the meaning set forth in Section 8.2(b).

“Freddie Mac Closing Notice” has the meaning set forth in Section 8.2.

“Freddie Mac Letter of Credit” means that certain Irrevocable Standby Letter of Credit Number SM218187W, currently in the amount of $2,456,800, issued by Wachovia Bank, National Association for the benefit of Freddie Mac, as amended up to the Closing Date.

“Freddie Mac Purchase Price” means the book value of the Acquired Assets pertaining to the Freddie Mac Business less the book value of the Assumed Liabilities pertaining to the Freddie Mac Business and shall be calculated in accordance with GAAP, consistent with the accounting principles, procedures, policies and methods used by the Sellers in preparing the Pro Forma Balance Sheet, as adjusted in accordance with the Adjusted Shareholders’ Equity Principles and Adjustments.

“Freddie Mac Transfer Agreement” means the transfer agreement by and among Freddie Mac, the applicable Sellers and the applicable Buyers, relating to the assignment and assumption by CBNA of the Sellers’ rights, liabilities and obligations relating to the Freddie Mac Business, and the release by Freddie Mac of the Sellers and Parent of all liabilities with respect thereto.

“GAAP” has the meaning set forth in Section 3.4.

“Goodwill” means assets described in Treasury Regulation Section 1.338-6(b)(2)(vii).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee Payment” has the meaning set forth in Section 6.24(c).

“Guideline” means any rule, regulation, handbook, published requirement or written directive issued by a Mortgage Program Sponsor and that is applicable to the Affordable Housing Business.

“Hedge Contract” means any Contract relating to any transaction that is an interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate futures Contract, interest rate option Contract or other similar arrangement, in each case designed to alter the risks of any Person arising from fluctuations in interest rates, and in each case whether contingent or matured.

“Hired Employee” has the meaning set forth in Section 6.9(a).

“HSR Act” has the meaning set forth in Section 4.4(a).

“Indebtedness” of any Person means all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments (other than Portfolio Assets owned by the Companies), (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business consistent with past practice), and (d) under capital leases.

“Indemnified Party” has the meaning set forth in Section 10.4.

“Indemnifying Party” has the meaning set forth in Section 10.4.

“Indemnity Notice” means written notification pursuant to Section 10.5 of a claim for indemnity under Article X by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Damages arising from such claim.

“Intellectual Property” means (1) all registered and unregistered trademarks, service marks, trade names, trade dress, logos, slogans, domain names, and the Goodwill associated therewith; (2) all patents, inventions (whether or not patentable), trade secrets, know-how, methods, and processes; (3) all copyrights and works of authorship, including all computer programs (source and object code) and related documentation; and (4) all registrations and applications for each of the foregoing.

“Intercreditor Agreements” means the following agreements: (a) the Intercreditor Agreement dated October 14, 2005, by and among GMAC Municipal Mortgage Corporation, GMAC Municipal Mortgage Trust, GMAC Commercial Holding Capital Corp, Zions First

National Bank and Merrill Lynch Capital Services, Inc., (b) the Amended and Restated Intercreditor Agreement dated as of June 30, 2005, by and among Roaring Fork Municipal Products, LLC, GMAC Commercial Holding Capital Corp., GMAC Municipal Mortgage Corporation, Zions First National Bank and Merrill Lynch Capital Services, Inc., and (c) the Amended and Restated Intercreditor Agreement dated as of June 30, 2005, by and among Roaring Fork Municipal Products, LLC, GMAC Commercial Holding Capital Corp., GMAC Municipal Mortgage Corporation, Zions First National Bank and Merrill Lynch Capital Services, Inc.

“Intercreditor Bonds” has the meaning set forth in Section 3.15(a)(ii).

“Knowledge” of Sellers means the actual knowledge after reasonable due inquiry of any of the Persons set forth on Section 1.1(ii) of the Disclosure Schedule.

“Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

“Liabilities” means all Indebtedness, obligations and other liabilities of a Person.

“LIBOR” means the London Interbank Offered Rate, as published in the Wall Street Journal.

“License” means any license, permit or other governmental authorization and any license, permit or other authorization granted by any Governmental Authority, SRO or Mortgage Program Sponsor.

“License Agreement” means the perpetual, non-exclusive, royalty-free license agreement entered into on the date of this Agreement by and between CGMI and the Sellers with respect to the current versions of the iDeal and DTS software (excluding the third party Intellectual Property incorporated therein) (the “Licensed IP”), in each case, on an “as is, where is” basis, for use in the Affordable Housing Business following the Closing, in the form set out in Exhibit I hereto.

“Licensed IP” has the meaning set forth in the definition of License Agreement.

“Lien” means any mortgage, pledge, lien, assessment, encumbrance, charge, or other security interest, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

“Marks” has the meaning set forth in Section 6.13(a).

“Master Trust Agreement” means the Master Trust Agreement, dated as of June 1, 2005, between Roaring Fork Municipal Products, LLC, as Trustor, and Zions First National Bank, as Trustee.

“Material Adverse Effect” means any event, change or effect, which individually or together with other such events, results or would reasonably be expected to result in a material adverse effect on the business, operations, assets and properties, or condition (financial or otherwise) of the Affordable Housing Business, taken as a whole; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse change, event, development, or effect arising from or relating to (i) business or economic conditions generally or the businesses in which the Sellers or the Companies operate, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S. or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S., (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes after the date of this Agreement in GAAP, (v) the performance of any obligations under this Agreement or the other agreements contemplated hereby, (vi) the announcement or pendency of the transactions contemplated by this Agreement, (vii) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Authority or (viii) any Business Employees not becoming Hired Employees, (b) any existing event, occurrence or circumstance expressly disclosed in the Disclosure Schedule and (c) any adverse change in or effect on the Affordable Housing Business, that is cured by the Sellers before the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Section 9.1 hereof.

“Material Financing Document” means, with respect to a Conduit Bond or Serviced Loan, the definitive bond, the related indenture, each Mortgage or other security agreement, each deed of trust or other security agreement, each letter of credit or other credit support, any bond purchase agreement, promissory note, intercreditor or subordination agreement, financing agreement, commitment letter and title insurance policy, and all modifications, amendments, renewals, extensions, rearrangements, and substitutions with respect to the foregoing.

“Merrill Lynch” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Merrill Lynch Intercreditor Bond Amount” means $8,000,000.

“MIP” means the Management Incentive Plan maintained by Sellers for the benefit of certain Business Employees.

“MIP Liability” means any Liability resulting from or arising out of or in connection with the MIP.

“MMI” has the meaning set forth in the recitals.

“MMT” means Capmark Municipal Mortgage Trust, a Delaware statutory trust.

“Mortgage” means a mortgage, deed of trust, pledge, or collateral assignment of a property trust beneficiary interest or other instrument creating a Lien on or ownership interest in a Mortgaged Property.

“Mortgage Programs” means the Fannie Mae DUS program, the Freddie Mac Multifamily Program Plus Seller/Servicer program and the Freddie Mac Shadow Processing program, in each case relating solely to Serviced Loans, forward purchase contracts, commitments or pipeline transactions under the Mortgage Programs and relating to the Affordable Housing Business.

“Mortgage Program Sponsor” means each of Fannie Mae and Freddie Mac.

“Mortgage Program Sponsors Transfer Agreements” means the Freddie Mac Transfer Agreement and the Fannie Mae Transfer Agreement.

“Mortgaged Property” means the underlying property or properties securing any Portfolio Asset or Serviced Loan.

“Multifamily Mortgage Subservicing Agreement” means the servicing agreement to be entered into between CBNA and Capmark Finance regarding the provision of certain services relating to the Conduit Business and the Agency Business after Closing, attached hereto as Exhibit E.

“Neutral Auditor” has the meaning set forth in Section 2.3(a).

“Neutral Auditor Determination” has the meaning set forth in Section 2.3(a).

“Newman I” has the meaning set forth in the recitals.

“Newman III” has the meaning set forth in the recitals.

“Newman Marks” has the meaning set forth in Section 6.13(c).

“Non-Conduit Business” means (i) the remarketing activities with respect to the Remarketing Agreements conducted by any of the Business Employees of the Sellers; (ii) the Agency Business; and (iii) the underwriting and related activities conducted by any of the Business Employees of the Sellers in respect of Bonds, in each case as conducted as of the date hereof.

“Order” means any writ, judgment, decree, injunction, memorandum of understanding, disciplinary action or similar order of any Governmental Authority, SRO or Mortgage Program Sponsor (in each such case whether preliminary or final).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice.

“Organizational Documents” means, with respect to an entity, its articles of incorporation, by-laws, certificate of trust, trust agreement, certificate of formation, limited liability company agreement or operating agreement, as applicable, as the same has been amended from time to time.

“Parent” has the meaning set forth in the introduction.

“Parties” means collectively the Sellers and Buyers.

“Permitted Lien” means (i) any Lien for Taxes not yet due or delinquent, or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the Ordinary Course of Business by operation of Law with respect to a Liability that is not yet due or delinquent, (iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property subject to such Lien or the use of such property in the conduct of the Affordable Housing Business, (iv) any Lien existing on the date hereof and set forth on Section 1.1(iii) of the Disclosure Schedule and (v) any Lien arising in the Ordinary Course of Business from and after the date hereof in respect of new or replacement Indebtedness for the purchase of Portfolio Assets, which Indebtedness can be collapsed and prepaid after the Closing without prepayment penalty or premium or the consent of any third party.

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or, as applicable, any other entity.

“Portfolio Assets” means, collectively, all Conduit Bonds and Residual Interests owned by the Companies, less the Excluded Portfolio Assets.

“Pre-Closing Periods” has the meaning set forth in Section 6.18(a).

“Pre-Closing Period Tax Returns” has the meaning set forth in Section 6.18(a).

“Preferred Shares” has the meaning set forth in Section 3.2(a).

“Pro Forma Balance Sheet” has the meaning set forth in Section 3.4.

“Purchased Contracts” means the Contracts that are acquired by Buyers as part of the Acquired Assets (as set forth on Schedule 1.1(i), as updated in accordance with Section 2.1(e)).

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Purchased Real Property Leases” has the meaning set forth in Section 4.12(a).

“Remarketing Agreements” has the meaning set forth in Section 4.9(a).

“Remarketing Transitional Services Agreement” has the meaning set forth in the recitals.

“Representatives” means the officers, directors, employees, agents, counsel, accountants, financial advisors, consultants and other representatives of any Person.

“Residual Interests” means, collectively, any Class B Certificates (as defined in the Master Trust Agreement), RITES (as defined in the Standard Terms) or Class B Certificate issued in any Freddie Mac Securitization.

“Resolution Period” means the period ending thirty (30) days following receipt by an Indemnified Party of a written notice from an Indemnifying Party stating that it disputes all or any portion of a claim set forth in a Claim Notice or an Indemnity Notice.

“Restrictive Covenant Contracts” has the meaning set forth in Section 6.4(e).

“Restrictive Covenant Liability” has the meaning set forth in Section 6.4(e).

“Retained Remarketing Agreements” has the meaning set forth in Section 6.25(b).

“Scheduled IP” has the meaning set forth in Section 4.11.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization” means, generally, any transaction in which any Person transfers loans, other debt instruments or interests therein to a trust, either taking back or selling securities or other similar interests evidencing the ownership of such trust.

“Securitization Documents” means each pooling and servicing agreement, transfer agreement, sale and servicing agreement, indenture, assignment agreement and each and every other document to which any Seller or any Company is or was a party in respect of any Securitization relating to the Affordable Housing Business.

“Sellers” has the meaning set forth in the introduction.

“Serviced Loan” means a loan that is secured by a Mortgage on a multifamily housing property that is eligible for low income housing tax credits or other programs that allow for the issuance of tax exempt bonds in connection with low income multifamily housing or a Bond, in each case, originated and serviced by a Seller under the Mortgage Programs and as to which any Seller bears loss sharing risk and/or holds Servicing Rights pursuant to agreements with a Mortgage Program Sponsor. A list of Serviced Loans as of September 30, 2006 is set forth on Section 1.1(v) of the Disclosure Schedule.

“Servicing Rights” means rights to service loans pursuant to agreements with a Mortgage Program Sponsor.

“Shareholders’ Equity Resolution Period” has the meaning set forth in Section 2.3(a).

“SRO” means NASD Inc., the New York Stock Exchange, Inc. or any other organization or entity that is not a federal or state regulatory agency, but that is under the supervision of a federal regulatory agency and is authorized under federal law to adopt and administer rules applicable to its members that are enforced by such organization or entity, by a federal regulatory agency, or by another self-regulatory organization.

“Standard Terms” means the Standard Terms and Provisions of Series Trust Agreement, dated July 17, 1997, and dated November 1, 2004, in both cases among Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Trustor, Merrill Lynch Portfolio Management

Inc., and the Series Trustees and Tender Agents, each as identified in a Series Trust Agreement, and U.S. Bank Trust National Association, as Delaware Trustee, as amended by the Series Trust Agreement for each Series of F-FLOATS and RITES, as defined therein, and any amendments thereto.

“Straddle Periods” has the meaning set forth in Section 6.18(b).

“Straddle Period Tax Returns” has the meaning set forth in Section 6.18(b).

“Subsidiary” means any Person of which at least a majority of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such Person are owned, directly or indirectly, by another Person.

“Target Shareholders’ Equity” means 125% of the Adjusted Shareholders’ Equity of the Non-Conduit Business as set forth on the Pro Forma Balance Sheet, plus the Adjusted Shareholders’ Equity of the Conduit Business as of the Closing Date, as set forth on the Estimated Closing Balance Sheet.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, informational return, report, declaration or other document required to be filed with any Taxing authority with respect to Taxes.

“Termination Date” has the meaning set forth in Section 9.1(b)(ii).

“Third Party Claim” has the meaning set forth in Section 10.6(a).

“Trademark License Agreement” means the agreement to be entered into by and between Buyers, or designees of Buyers, and the Sellers with respect to the Newman Marks, in the form set out in Exhibit J hereto.

“Transaction Documents” means this Agreement and each other document or instrument contemplated by this Agreement to be executed and delivered by any Party hereto at the Closing and the License Agreement.

“Transfer Taxes” has the meaning set forth in Section 6.14.

“Transition Services Agreement” means the transition services agreement to be entered into by and between Buyers, or designees of Buyers, and the Sellers with respect to the provision of transition services for the Affordable Housing Business following the Closing, in the form set out in Exhibit D hereto.

“Treasury Regulations” means the U.S. income Tax regulations, including temporary regulations, promulgated under the Code.

“Underwriting Contract” means all open underwriting agreements that have been executed with issuers and other underwriters but that have not yet closed relating to the underwriting of Bonds by the investment banking segment of the Affordable Housing Business.

ARTICLE II
THE ACQUISITION

SECTION 2.1            Purchase and Sale.

(a)       On the terms and subject to the conditions hereof (and subject to Section 8.2), at the Closing (i) Capmark Capital and Capmark Finance, as applicable, will sell, assign, transfer and convey to CGMI, and CGMI will purchase and acquire from Capmark Capital or Capmark Finance, as applicable, all right, title and interest of Sellers in and to the Equity Interests, free and clear of all Liens, other than Permitted Liens, (ii) the Sellers will sell, assign, transfer and convey to CGMI, and CGMI will purchase and acquire from the Sellers, all of the Acquired Assets (other than Acquired Assets relating to the Agency Business) free and clear of all Liens, other than Permitted Liens and (iii) the Sellers will sell, assign, transfer and convey to CBNA, and CBNA will purchase and acquire from the Sellers, all of the Acquired Assets relating to the Agency Business, free and clear of all Liens, other than Permitted Liens.

(b)       The Sellers hereby acknowledge and agree that Buyers shall not purchase, acquire or accept from the Sellers any of the assets and properties of the Sellers or the Companies set forth in Schedule 2.1(b) to this Agreement or any other asset that is not an Acquired Asset (such assets and properties of the Sellers and the Companies being referred to herein, collectively, as the “Excluded Assets”).

(c)       On and subject to the terms and conditions of this Agreement (and subject to Section 8.2), (i) CGMI will, effective as of the Closing, assume and become responsible for, and thereafter pay, perform or discharge when due, all of the Assumed Liabilities (other than Assumed Liabilities relating to the Agency Business) and (ii) CBNA will, effective as of the Closing, assume and become responsible for, and thereafter pay, perform or discharge when due, all of the Assumed Liabilities relating to the Agency Business. The assumption by Buyers of the Assumed Liabilities shall in no way expand the rights or remedies of any third party against Buyers or the Sellers as compared to the rights and remedies which such third party would have had against the Sellers had Buyers not assumed such liabilities. Without limiting the generality of the foregoing, the assumption by Buyers of the Assumed Liabilities shall not create any third party beneficiary rights other than with respect to the specific Person whose liability is expressly assumed hereunder and then only to the extent provided herein.

(d)       Notwithstanding anything in this Section 2.1 or any other provision hereof to the contrary, the Sellers expressly covenant and agree that Buyers shall assume only the Assumed Liabilities and shall not accept, assume, agree to pay, perform or otherwise discharge or satisfy or be liable for any and all other Liabilities of any Seller or its Affiliates (the “Excluded Liabilities”). The Excluded Liabilities are hereby expressly retained by and shall be paid, performed, and discharged solely by the Sellers or their Affiliates (not including the Companies). The Excluded Liabilities shall include:

(i)        any Liabilities (including guarantees of  Indebtedness) of the Sellers or their Affiliates (not including the Companies) that Buyers have not expressly agreed to assume in Section 2.1(c) of this Agreement;

(ii)       any Liability identified as an “excluded liability” in the Pro Forma Balance Sheet;

(iii)      any Liabilities (including guarantees of Indebtedness) in respect of the Excluded Assets;

(iv)      any Liability of the Sellers or their Affiliates (not including the Companies) under this Agreement (or under any other Transaction Document or any other agreement between the Sellers or their Affiliates (not including the Companies) on the one hand and Buyers on the other hand entered into on or after the date of this Agreement);

(v)       any Liability (including guarantees of Indebtedness) or obligation for Taxes of the Sellers or their Affiliates (not including the Companies);

(vi)      any Liability (including guarantees of Indebtedness) of the Sellers in respect of Environmental, Health, and Safety Requirements relating to the Purchased Real Property Leases arising out of actions or omissions of the Sellers prior to the Closing Date;

(vii)     any Liability of the Sellers or their Affiliates for any professional fees or expenses of advisors acting for or on behalf of the Sellers or their Affiliates (not including any post-Closing liabilities of the Companies);

(viii)    any Liability under an employment agreement between a Seller or their Affiliates (not including the Companies) and any Person (including any Hired Employee);

(ix)       any Liability, contingent, fixed or otherwise, under the Sellers’ or their Affiliates’ Employee Benefit Plans;

(x)        any Liability of the Sellers or their Affiliates arising out of or relating to any grievance or other claim brought by an employee, former employee or director of the Sellers or their Affiliates (not including the Companies) (or any predecessor in interest) or an unrelated third party (including any Government Authority or regulatory body) in respect of such employee, former employee or director, that is accrued as of, or primarily relates to, periods ending on or before the Closing Date, in each case, whether or not the affected employee, former employee, or director is hired or otherwise retained by any Buyer; and

(xi)       any Liability of the Sellers or their Affiliates (not including the Companies) that is not related to either (A) the Equity Interests, (B) the Acquired Assets or (c) the Agency Business.

(e)       On the second Business Day prior to the Closing Date, the Sellers shall cause to be prepared and delivered to Buyers an updated Schedule 1.1 (i) of Acquired Assets and an updated Schedule 1.1 (ii) of Assumed Liabilities as of a date no more than ten (10) Business Days prior to the Closing Date. Such updated schedules shall (subject to Buyers’ right to reject assets in accordance with Section 2.4) reflect solely those assets or liabilities, as the case may be, in respect of the Affordable Housing Business that are (i) acquired or assumed or (ii) disposed of or discharged, in each case, between September 30, 2006 and the Closing Date, in accordance with the terms of this Agreement and in the Ordinary Course of Business, provided that such assets and liabilities shall not include any assets and liabilities that relate to (i) Conduit Bonds, beneficial ownership interests in Bonds or Residual Interests no longer owned by the Companies, (ii) loans or Contracts with respect to the Agency Business that are not related to the Serviced Loans, forward purchase contracts, commitments or pipeline transactions under the Mortgage Programs and relating to the Affordable Housing Business or (iii) Contracts (other than Designated Pipeline Commitments) for the underwriting of Bonds by the investment banking segment of the Affordable Housing Business in respect of Conduit Bonds, beneficial ownership interests in Bonds or Residual Interests no longer owned by the Companies. On the second Business Day prior to the Closing Date, the Sellers shall cause to be prepared and delivered to Buyers a list of Serviced Loans as of a date no more than ten (10) Business Days prior to the Closing Date.

SECTION 2.2            Consideration.

(a)       Subject to Sections 2.4 and 8.2, the aggregate purchase price payable for the Affordable Housing Business pursuant to this Agreement shall consist of the payment of cash at the Closing by Buyers to the Sellers in an amount equal to the sum of (i) the lower of (A) the Estimated Adjusted Shareholders’ Equity, as set forth on the Estimated Closing Balance Sheet or (B) the Target Shareholders’ Equity (the “Closing Shareholders’ Equity Payment”), and (ii) the Affordable Housing Premium, and (iii) in the event the Intercreditor Bonds are owned by the Companies at the Closing, the Merrill Lynch Intercreditor Bond Amount (together the “Estimated Purchase Price” and the total consideration paid by Buyers to the Sellers pursuant to this Section 2.2 as adjusted pursuant to Sections 2.3, 2.4 and 8.2, the “Purchase Price”). The Estimated Adjusted Shareholders’ Equity shall be subject to adjustment after the Closing as set forth in Section 2.3.

(b)       No later than the second Business Day prior to the Closing Date, the Sellers shall cause to be prepared and delivered to Buyers an estimated schedule, prepared in good faith, of the assets and liabilities to be included in the calculation of Adjusted Shareholders’ Equity as of the close of business on the date immediately prior to the Closing Date (the “Estimated Closing Balance Sheet”), which shall include an estimated calculation of the Adjusted Shareholders’ Equity as of the close of business on the day immediately prior to the Closing Date (the “Estimated Adjusted Shareholders’ Equity”). The Estimated Adjusted Shareholders’ Equity determined by Sellers shall be binding on Buyers and the Sellers for purposes of determining the Estimated Purchase Price payable at the Closing in accordance with Section 2.2(a).

(c)       On the Closing Date, Buyers will pay the Estimated Purchase Price by wire transfer of immediately available funds to such account or accounts as the Sellers shall have designated in writing to Buyers prior to the Closing Date.

(d)       The Estimated Closing Balance Sheet, the Final Closing Balance Sheet, the Estimated Adjusted Shareholders’ Equity and the Actual Closing Shareholders’ Equity shall be prepared in accordance with GAAP, consistent with the accounting principles, procedures, policies and methods used in preparing the Pro Forma Balance Sheet, as adjusted in accordance with the Adjusted Shareholders’ Equity Principles and Adjustments. For illustrative purposes, the calculation of Adjusted Shareholders’ Equity as of September 30, 2006, is set forth on Schedule 2.2(d).

SECTION 2.3            Purchase Price Adjustments.

(a)       As soon as practicable, but in no event later than sixty (60) days following the Closing Date, Buyers shall cause to be prepared and delivered to the Sellers a schedule of the assets and liabilities included in the calculation of Adjusted Shareholders’ Equity as of the close of business on the date immediately prior to the Closing Date (the “Final Closing Balance Sheet”), which shall include a calculation of the amount of the Adjusted Shareholders’ Equity as of the close of business on the day immediately prior to the Closing Date (the “Actual Closing Adjusted Shareholders’ Equity”) based on the Final Closing Balance Sheet and the amount of any adjustment to the Closing Shareholders’ Equity Payment pursuant to this Section 2.3, if any; provided, that if the transactions contemplated by Section 6.16 have not been consummated within such sixty (60) day period, Buyers shall provide an estimate of the financial impact of the transactions contemplated by Section 6.16 for the purposes of the Final Closing Balance Sheet and the Actual Closing Adjusted Shareholders’ Equity, which estimate shall be updated following the consummation of the transactions set forth in Section 6.16. For the avoidance of doubt, the Target Shareholders’ Equity shall not apply to the computation of the Purchase Price pursuant to this Section 2.3 and Section 2.4. During the preparation of the Final Closing Balance Sheet and the period of any review or dispute provided for in this Section 2.3, each Party shall cooperate with the others to the extent reasonably requested by such Parties to prepare the Final Closing Balance Sheet or to investigate the basis for any dispute, as applicable. The Sellers may notify Buyers in writing within thirty (30) days following delivery of the Final Closing Balance Sheet (the “Adjustment Period”) that the Sellers (i) agree with the Actual Closing Adjusted Shareholders’ Equity (an “Approval Notice”) or (ii) disagree with the Actual Closing Adjusted Shareholders’ Equity, identifying with specificity the items with which the Sellers disagree and the amount involved and the Sellers’ good faith estimate of the Actual Closing Adjusted Shareholders’ Equity (a “Dispute Notice”); provided, that Sellers may only dispute the calculation of the Actual Closing Adjusted Shareholders’ Equity set forth in the Final Closing Balance Sheet and solely on the basis (A) that such calculations were not made in accordance with the principles set forth in Articles I and II of this Agreement or the accounting principles, policies and methods employed by the Sellers in preparing the Pro Forma Balance Sheet as adjusted by the Adjusted Shareholders’ Equity Principles and Adjustments, (B) of arithmetic error or (C) were not prepared in good faith. Any items not specifically identified in the Dispute Notice shall be deemed accepted by the Sellers. Upon receipt by Buyers of a Dispute Notice, Buyers and Buyers’ accountants, on the one hand, and the Sellers and the Sellers’ accountants, on the other hand, shall use good faith efforts during the thirty (30) day period following the date of receipt of a Dispute Notice (the “Shareholders’ Equity Resolution Period”) to resolve any differences they may have as to the calculations of the Actual Closing Adjusted Shareholders’ Equity as identified in the Dispute Notice. The Sellers may request, and Buyers shall provide, reasonable access during normal business hours to the information and data used to calculate the Actual Closing Adjusted Shareholders’ Equity. If the Sellers and Buyers cannot reach written agreement during the Shareholders’ Equity Resolution Period, within ten (10) Business Days thereafter, their disagreements, limited to only those issues specified in the Dispute Notice still in dispute, may be submitted by any Party to BDO Seidman, LLP (the “Neutral Auditor”), which firm shall conduct such additional review as is necessary to resolve the specific disagreements referred to it. Based upon such review, the Neutral Auditor shall determine the Actual Closing Adjusted Shareholders’ Equity (the “Neutral Auditor Determination”); provided, that in making such determination, the Neutral Auditor may only consider those items and amounts which the Sellers and Buyers have disputed within the time periods and on the terms specified above and must resolve the matter in accordance with the terms and conditions of this Agreement. Such determination shall be completed as promptly as practicable but in no event later than thirty (30) days following the submission of the dispute to the Neutral Auditor and shall be confirmed by the Neutral Auditor in writing to, and shall be final and binding on, the Sellers and Buyers for purposes of this Section 2.3. The fees and expenses of the Neutral Auditor shall be borne by the Sellers and Buyers in the inverse proportion as they may prevail on matters resolved by the Neutral Auditor, which proportionate allocations shall also be determined by the Neutral Auditor at the time the Neutral Auditor Determination is rendered on the merits of the matters submitted.

(b)       Upon the definitive determination of the Final Closing Balance Sheet and the Actual Closing Adjusted Shareholders’ Equity, the Estimated Purchase Price shall be adjusted as follows:

(i)        If the Actual Closing Adjusted Shareholders’ Equity is less than the Closing Shareholders’ Equity Payment, the Estimated Purchase Price shall be reduced by the amount equal to the amount by which the Actual Closing Adjusted Shareholders’ Equity is less than the Closing Shareholders’ Equity Payment, which amount shall be paid by the Sellers to Buyers in accordance with the provisions of this Section 2.3(b).

(ii)       If the Actual Closing Adjusted Shareholders’ Equity is greater than the Closing Shareholders’ Equity Payment, the Estimated Purchase Price shall be increased by the amount equal to the amount by which the Actual Closing Adjusted Shareholders’ Equity is more than the Closing Shareholders’ Equity Payment, which amount shall be paid by Buyers to Seller in accordance with the provisions of this Section 2.3(b).

(iii)      Any adjustment to the Estimated Purchase Price pursuant to this Section 2.3(b) shall be made by wire transfer of immediately available funds to an account or accounts designated by the recipient prior to the applicable payment date.

(c)       Within five (5) Business Days after the earlier of (i) the receipt by Buyers of an Approval Notice, (ii) the expiration of the Adjustment Period if Buyers have not received an Approval Notice or a Dispute Notice within such period, (iii) the expiration of the Shareholders’ Equity Resolution Period if the Sellers and Buyers have resolved all differences regarding the Actual Closing Adjusted Shareholders’ Equity within such period and (iv) the receipt of the Neutral Auditor Determination, the Sellers or Buyers, as applicable, shall pay to the other any amounts due in accordance with Section 2.3(b) above without set-off or deduction of any kind. The amount of any such payment shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the 6-month LIBOR in effect from time to time during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

SECTION 2.4            Option to Exclude Certain New Contracts/Portfolio Assets.

(a)       The Sellers covenant and agree that they shall provide to Buyers written notice of the terms and conditions related to (i) any Underwriting Contract entered into and any Portfolio Asset acquired by the Companies after September 30, 2006 and prior to the date hereof and which is not set forth on the Disclosure Schedule, promptly after the date of this Agreement, and (ii) any Underwriting Contract to be entered into and any Portfolio Asset (other than with respect to any Designated Pipeline Commitment) to be acquired by the Companies (provided that in the case of Underwriting Contracts such disclosure shall be subject to and in accordance with Section 6.4(c)) between the date hereof and the Closing Date prior to such entry or acquisition or promptly thereafter. Upon receipt of such notice, Buyers have the right not to acquire any such Underwriting Contract or Portfolio Asset (other than with respect to a Designated Pipeline Commitment), and shall give notice of such decision to the Sellers within two (2) Business Days of being notified of such agreement or acquisition; provided that during the first ten (10) Business Days after the date of this Agreement, Buyers may give notice of such decision to the Sellers within ten (10) Business Days of being notified of such agreement or acquisition. The Sellers covenant and agree that other than with respect to Designated Pipeline Commitments, (i) they shall remove and transfer all Portfolio Assets acquired between the date hereof and the Closing Date that Buyers decide not to acquire out of the Companies prior to the Closing, (ii) that such Portfolio Assets shall be designated as Excluded Assets and (iii) that Underwriting Contracts acquired between the date of this Agreement and the Closing Date which Buyers decide not to acquire shall not be Acquired Assets and shall not be included on Schedule 1.1(i); provided, however, that in the event the terms and conditions of a Designated Pipeline Commitment are altered in a manner that is materially less favorable to the Buyers from the terms and conditions provided to Buyers at the date hereof, Buyers shall be entitled to not acquire such Designated Pipeline Commitment in accordance with the provisions of this Section 2.4. The Parties agree that the computation of Adjusted Shareholders’ Equity shall reflect the exclusion of any asset under this Section 2.4, and that all costs and expenses incurred in connection with the transfer and removal of such assets shall be paid by the Sellers.

(b)       Without the prior consent of Buyers, the Companies shall not acquire any Portfolio Asset (other than pursuant to a Designated Pipeline Commitment, provided that the terms and conditions of such Designated Pipeline Commitment have not been altered in a manner that is materially less favorable to the Buyers from the terms and conditions provided to Buyers at the date hereof) between the date which is two Business Days prior to the Closing Date and the Closing Date, unless such Portfolio Asset is removed and transferred to the Sellers in accordance with Section 2.4(a).

(c)       The Sellers covenant and agree that promptly after the date of this Agreement, they shall provide to Buyers copies of the agreements listed in Section 4.8(O) of the Disclosure Schedule which relate to Serviced Loans under a Freddie Mac Mortgage Program pursuant to which the Sellers do not bear loss sharing risk. Upon receipt of such agreements, Buyers have the right to exclude from the Serviced Loans under this Agreement any such loans and shall give notice of any such decision to the Sellers within ten (10) Business Days of their receipt of such copies. In the event Buyers notify the Sellers that they are excluding any such loan in accordance with the prior sentence, such loan shall not be deemed a Serviced Loan for purposes of this Agreement and any related assets and liabilities shall be excluded from the Acquired Assets and the Assumed Liabilities, respectively.

(d)       For purposes of clarification, notwithstanding anything in this Agreement to the contrary, none of the Buyers or Sellers shall engage in any conduct that violates the HSR Act or any other applicable antitrust Law.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
WITH RESPECT TO THE COMPANIES

Each of the Sellers represents and warrants, jointly and severally, to Buyers that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article III.

SECTION 3.1            Organization and Qualification.

(a)       Each of MMI and MMT is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite trust power and authority thereunder to own, operate and lease its assets and properties and to carry on its business as it is now being conducted.

(b)       Each of FM Taxable Depositor, FM Depositor, Capmark Management, Newman I and Newman III is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite limited liability company power and authority thereunder to own, operate and lease its assets and properties and to carry on its business as it is now being conducted.

(c)       Each of the Companies is qualified or licensed to do business and is in good standing in every jurisdiction where the nature of the business conducted by it or the assets and properties owned or leased by it requires qualification, except for those jurisdictions in which the adverse effects of all such failures by a Company to be qualified, licensed and in good standing (i) can in the aggregate be cured without material costs or expense by the Company and (ii) will not adversely affect, in any material respect, the enforceability of any Portfolio Asset.

(d)       Each of the Sellers has delivered to Buyers complete and correct copies of the Organizational Documents of each of the Companies.

(e)       Except as set forth in the Disclosure Schedule, each Company has good title to, or has a valid leasehold interest in, the assets and properties of the respective Company, free and clear of any Lien (other than Permitted Liens) of any nature whatsoever.

SECTION 3.2            Capitalization of the Companies.

(a)       The authorized capital of MMI consists of one share of Common Stock. The authorized capital of MMT consists of one share of Common Stock and 50 shares of 4.15% Series A-1-1 Preferred Shares; 60 shares of 4.90% Series A-1-2 Preferred Shares; 60 shares of 5.30% Series A-1-3 Preferred Shares; 40 shares of 4.80% Series A-2 Preferred Shares; 100 shares of 5.60% Series B-1 Preferred Shares; 30 shares of Series B-2 Preferred Shares and 90 shares of Series C-1 Preferred Shares (the preferred shares hereinafter referred to as the “Preferred Shares”). The Common Stock of each of MMI and MMT has been validly issued, is fully paid and non-assessable and was not issued in violation of any preemptive rights. Capmark Capital holds of record and owns beneficially the Common Stock of MMI, free and clear of any Liens or restrictions on transfer (other than restrictions under the Securities Act and state securities laws). MMI holds of record and owns beneficially the Common Stock of MMT, free and clear of any Liens or restrictions on transfer (other than restrictions under the Securities Act and state securities laws). Capmark Capital is not a party to any option, warrant, purchase right, or other Contract or commitment (other than this Agreement) that could require Capmark Capital to sell, transfer, or otherwise dispose of the Common Stock, or any other capital or equity interest of MMI. MMI is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require MMI to sell, transfer, or otherwise dispose of the Common Stock, or any other capital or equity interest, of MMT. Neither Capmark Capital nor MMI is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of MMI or MMT.

(b)       Capmark Capital is the sole Member of each of Capmark Management and Newman Capital III, and holds of record and owns beneficially all of the limited liability company interest of each of Capmark Management and Newman Capital III, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Liens, options, warrants, purchase rights, Contracts, commitments, equities, claims, and demands. Capmark Capital is not a party to any option, warrant, purchase right, or other Contract or commitment that could require Capmark Capital to sell, transfer, or otherwise dispose of the limited liability company interest of Capmark Management or Newman Capital III, respectively.

(c)       Capmark Finance is the sole Member of Newman Capital I, and holds of record and owns beneficially all of the limited liability company interest of Newman Capital I, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Liens, options, warrants, purchase rights, Contracts, commitments, equities, claims, and demands. Capmark Finance is not a party to any option, warrant, purchase right, or other Contract or commitment that could require Capmark Finance to sell, transfer, or otherwise dispose of the limited liability company interest of Newman Capital I.

(d)       MMI is the sole member of FM Taxable Depositor, and holds of record and owns beneficially all of the limited liability company interest of FM Taxable Depositor, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Liens, options, warrants, purchase rights, Contracts, commitments, equities, claims, and demands. MMI is not a party to any option, warrant, purchase right, or other Contract or commitment that could require MMI to sell, transfer, or otherwise dispose of the limited liability company interest of FM Taxable Depositor.

(e)       MMT is the sole member of FM Depositor, and holds of record and owns beneficially all of the limited liability company interest of FM Depositor, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. MMT is not a party to any option, warrant, purchase right, or other contract or commitment that could require MMT to sell, transfer, or otherwise dispose of the limited liability company interest of FM Depositor.

(f)        There has been no payment default under the Preferred Shares or other default under a covenant or agreement which is material to the rights, powers and privileges of the holders of the Preferred Shares.

SECTION 3.3            Subsidiaries and Equity Investments. None of the Companies has any Subsidiary which is not a Company or any direct or indirect equity ownership in any other Person, other than Residual Interests or holdings in instruments issued in connection with any Securitization, as set out in Section 3.15(a) of the Disclosure Schedule.

SECTION 3.4            Financial Statements. Capmark Capital has delivered to Buyers copies of (a) the audited consolidated balance sheet of MMI as of, and the related consolidated statements of operations and comprehensive income, changes in shareholder’s equity and cash flows of MMI for the fiscal years ending, December 31, 2005 and December 31, 2004, together with a true and complete copy of the report on such audited information by PricewaterhouseCoopers, L.L.P.; and (b) the audited balance sheet of MMT as of, and the related statements of operations and comprehensive income, changes in shareholder’s equity and cash flows of MMT for the fiscal years ending, December 31, 2005 and December 31, 2004, together with a true and complete copy of the report on such audited information by PricewaterhouseCoopers, L.L.P. (collectively, the “Financial Statements”). The Financial Statements (i) were prepared in accordance with generally accepted accounting principles applied on a consistent basis (“GAAP”) throughout the periods covered thereby, (ii) present fairly in all material respects the financial position and results of operations of MMI or MMT, as the case may be, of such dates and for the periods then ended and (iii) were compiled from books and records of MMI and MMT, as the case may be. Capmark Capital has also delivered to Buyers, a copy of the pro forma consolidated balance sheet of the Affordable Housing Business as of September 30, 2006 and the supporting documentation relating thereto (the “Pro Forma Balance Sheet”), a copy of which is attached as Exhibit B hereto. The Pro Forma Balance Sheet is a consolidated balance sheet of the Affordable Housing Business, was prepared in accordance with GAAP, as adjusted to give effect to the Adjusted Shareholders’ Equity Principles and Adjustments and, except as described in the Adjusted Shareholders’ Equity Principles and Adjustments, presents fairly in all material respects the financial condition and results of operations of the Affordable

Housing Business as of such date, and was compiled from books and records of the Sellers, Sellers’ Affiliates and the Companies. Except as reflected or reserved against in the Pro Forma Balance Sheet or as disclosed in the Disclosure Schedule, there are no Liabilities relating to or affecting any Company, other than Liabilities (a) incurred in the Ordinary Course of Business, (b) which, individually or in the aggregate, are not material to the Affordable Housing Business or (c) which relate to any executory obligation under a Contract disclosed in any paragraph of the Disclosure Schedule.

SECTION 3.5            Compliance with Applicable Laws. Each of the Companies is in compliance with, and during the past five (5) years has complied with, in all material respects, all applicable Laws, Orders and Guidelines. Except as set forth in the Disclosure Schedule, within the last five (5) years, no Company has received any written notice from any Governmental Authority, SRO or Mortgage Program Sponsor regarding any actual, alleged, or potential material violation of, or material failure to comply with, any Law, Order or Guideline.

SECTION 3.6            Brokers’ Fees and Commissions. None of the Companies has any liability or obligation to pay any fees or commissions or any similar payment to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyers could become liable or obligated.

SECTION 3.7            Contracts. Other than any Contracts comprising part of the financing documents relating to the Portfolio Assets, the Disclosure Schedule sets forth a true and complete list of the following Contracts to which any of the Companies is a party or by which it is bound as of the date of this Agreement (true and complete copies of which have been delivered to Buyers prior to the date hereof):

(a)       any Contract (or group of related Contracts) for the purchase or sale of assets, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, or involve consideration in excess of $100,000;

(b)       any Contract (or group of related Contracts) under which it has created, incurred, assumed, or guaranteed any Indebtedness in excess of $100,000 individually or $500,000 in the aggregate, or under which it has imposed a Lien on any of its assets, tangible or intangible;

(c)       any Contract between a Company and any of the Sellers or their Affiliates (other than another Company) involving consideration in excess of $100,000;

(d)       any Contract, other than Licenses, with any Mortgage Program Sponsor or Governmental Authority;

(e)       any material power of attorney given to a third party by a Company that is currently effective and outstanding;

(f)        any servicing or management agreement or any consultancy agreement;

(g)       any other Contract which is material to any of the Companies or the Conduit Business; or

(h)       any outstanding written commitment to enter into any Contract of the type described above;

except, in each case any Contract that is terminable by such Company upon ninety (90) days’ notice or less without the payment of any material penalty or material termination fee.

Each of the Contracts listed on the Disclosure Schedule is in full force and effect, constitutes a legal, valid and binding agreement, enforceable in accordance with its respective terms, of each Company party thereto, and, to the knowledge of Sellers, constitutes a legal, valid and binding agreement, enforceable in accordance with its respective terms, of each other party thereto, and none of the Companies and, to the Knowledge of Sellers, no other party to such Contract, has committed any violation, breach or default thereunder (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract) in any material respect.

SECTION 3.8            Taxes. Except as set forth in the Disclosure Schedule: (a) each of the Companies has (i) filed (or there has been filed on its behalf) all Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete, and (ii) paid all Taxes shown to be due and payable on such Tax Returns; (b) there are no outstanding waivers in writing or comparable consents regarding the application of the statute of limitations in respect of Taxes of the Companies; (c) there is no action, audit, claim or assessment pending or proposed in writing or, to the Knowledge of Sellers, threatened with respect to Taxes or Tax Returns of any of the Companies; (d) there are no Liens for Taxes upon the assets and properties of any of the Companies other than Permitted Liens; (e) the Companies have established on their books reserves adequate to pay all Taxes of the Companies not yet due and payable; (f) none of the Companies are subject to any written ruling from, or legally binding agreement with, the Internal Revenue Service or similar state or local Taxing authority; (g) the Companies have complied with all applicable Laws that impose obligations on the Companies to pay or withhold Taxes and with respect to Tax-related reporting obligations of the Companies; (h) there are no tax indemnification or similar agreements to which a Company is a party that provide for any of the Companies to pay any other Person for Taxes of such Person or amounts in respect thereof; (i) to the Knowledge of Sellers, none of the Companies have entered into, or “participated” (within the meaning of Treasury Regulations section 1.601l-4(c)(3)(A)), in a “listed transaction” (within the meaning of Treasury Regulations section 1.601l-4(b)(2)); (j) to the Knowledge of the Sellers, the Sellers have not received written notification from any Taxing authority challenging the tax-exempt status of any of the Bonds (other than any Bond which is an Excluded Portfolio Asset) or income or distributions from the Residual Interests; (k) no election has been made under Treasury Regulations section 301.7701-3 or any similar provision of Tax Law to treat any of the Companies as an association or corporation; (1) (i) each of the Companies, except for MMT, FM Depositor and FM Taxable Depositor, is and has always been, wholly-owned by Sellers (ii) all of the Common Stock of MMT is, and has always been, owned by MMI, (iii) FM Taxable Depositor is, and has always been, wholly-owned by MMI and (iv) FM Depositor is, and has always been, wholly-owned by MMT; (m) for federal income tax purposes, Sellers have always treated (i) each of the Companies, except for MMT, as a disregarded entity within the meaning of Treasury Regulations section 301.7701-3 and (ii) MMT as a partnership; (n) to the Knowledge of the Sellers, Sellers have not received any written notification of any presently pending or threatened administrative or court proceedings challenging any of the entity classifications set forth in clause (m) above; (o) the provisions of Section 5.05 of the Trust Agreement for MMT have not been amended or modified and to the Knowledge of the Sellers have not been waived since the formation of MMT, and to the Knowledge of the Sellers, there have been no more than two transfers of Preferred Shares (other than at initial issuance) since the formation of MMT, one sale for approximately $5 million in 2004 and the other sale for approximately $500,000 in 2005; and (p) there are no Tax allocation, Tax sharing or similar agreements to which any of the Companies is a party, on the one hand, and any former Affiliates of any Seller is a party, on the other hand. Notwithstanding anything to the contrary contained in this Agreement, except as and to the extent provided in Section 3.17(b), this Section 3.8 is the only Section in this Agreement in which representations and warranties relating or attributable to Taxes and/or Tax Returns are made, including for purposes of any other Section in this Article III, Article IV and Sections 7.2 and 10.2 of this Agreement.]

SECTION 3.9            Real Property. None of the Companies owns or has owned any real property. None of the Companies is or has been a party to a lease or other agreement with respect to the use or occupancy of any land, buildings, structures, improvements, fixtures or other interest in real property.

SECTION 3.10          Litigation. Except as set forth in the Disclosure Schedule, (a) there are no Actions or Proceedings pending or, to the Knowledge of the Sellers, threatened against, relative to or affecting any of the Companies, which (i) would reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement or the other Transaction Documents or are reasonably likely to otherwise result in a material diminution of the benefits contemplated by the Transaction Documents to Buyers or (ii) if determined adversely to any Seller or Company, could reasonably be expected to result in material Damages to any Company, and (b) none of the Companies is subject to any outstanding Order which would reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement or the other Transaction Documents or is reasonably likely to otherwise result in a material diminution of the benefits contemplated by the Transaction Documents to Buyers and (c) there are, to the Knowledge of Sellers, no facts or circumstances that are likely to give rise to any Action or Proceeding that would be required to be disclosed pursuant to clauses (a) or (b) above.

SECTION 3.11          Environmental Matters. Except as set forth in the Disclosure Schedule, (a) there have been no private or governmental claims, citations, complaints, notices of violation or letters made, issued to or, to the Knowledge of Sellers, threatened against any of the Companies by any Governmental Authority or private or other party for the impairment or diminution of, or damage, injury or other adverse effects to, the environment or public health resulting from any Company’s use or operation of any real property, or asserting or seeking recovery for any violation of or any liability or obligation under Environmental, Health and Safety Requirements, and (b) the Companies are, and have been, in material compliance with Environmental, Health, and Safety Requirements. This Section 3.11 contains the sole and exclusive representations and warranties of Sellers with respect to any environmental, health, or safety matters, including without limitation any arising under any Environmental, Health, and Safety Requirements.

SECTION 3.12          Books and Records. The minute books and stock record books of each of the Companies, all of which have been made available to Buyers, are complete and correct in all material respects. The books and records of the Companies contain a true and complete record, in all material respects, of all action taken at all meetings and by all written consents in lieu of meetings of the shareholders, boards of trustees and committees of the boards of trustees (or other comparable management boards) of the Companies. The share transfer ledgers and other similar records of the Companies as made available to Buyers prior to the execution of this Agreement accurately reflect all record transfers prior to the execution of this Agreement in the common shares (or comparable ownership interest) of the Companies.

SECTION 3.13          Hedge Contracts. The Hedge Contracts set forth in the Disclosure Schedule represent all of the Hedge Contracts related to notional principal amounts in excess of $5,000,000 to which any Company is a party as of the date hereof.

SECTION 3.14          Regulatory Reviews. The Disclosure Schedule sets forth all of the reviews and audits conducted by any Governmental Agency with respect to the Companies in 2004, 2005 and 2006.

SECTION 3.15          Portfolio Assets.

(a)       Conduit Bonds. Section 3.15(a) of the Disclosure Schedule sets forth a true and correct list of all Conduit Bonds held by the Companies as of September 30, 2006, and such list contains, with respect to each Conduit Bond, the following information:

(i)        the outstanding principal balance, together with information on (A) the applicable maturity date, (B) the coupon rate, (C) the identity of the issuer and (D) which entity such Conduit Bond is held in;

(ii)       whether such Conduit Bond is subject to the Intercreditor Agreements (such Conduit Bonds, together with the Bonds underlying Residual Interests identified in clause (b)(ii)(E) below, collectively referred to as the “Intercreditor Bonds”).

The information provided in the Disclosure Schedule pursuant to this Section 3.15(a) shall be updated as of two (2) Business Days prior to Closing.

(b)       Residual Interests. Section 3.15(a) of the Disclosure Schedule sets forth a true and correct list of all Residual Interests held by the Companies as of September 30, 2006 and the Bonds underlying such Residual Interests, and such list contains, with respect to:

(i)        each Residual Interest, the following information: (A) whether such Residual Interest was issued under the Standard Terms, the Master Trust Agreement or a Freddie Mac Securitization, (B) which entity such Residual Interest is held in and (C) the CUSIP number for the Bonds underlying such Residual Interest; and

(ii)       for each Bond underlying a Residual Interest, (A) the outstanding principal balance thereof, (B) the applicable maturity date therefore, (C) the coupon rate thereof, (D) the identity of the issuer thereof, and (E) whether such Bond is subject to the Intercreditor Agreements.

(c)       Each of the Companies is the sole legal, beneficial, equitable and record owner and holder of its respective Portfolio Assets, free and clear of any Liens (other than Permitted Liens).

(d)       The Companies do not own any subordinated residual interest securities issued by a TOB issuer other than the Residual Interests.

(e)       Except as set forth on the Disclosure Schedule, (i) the Document File maintained by the Companies (or readily available to the Companies) for each Portfolio Asset contains, in all material aspects, an original or a true and correct copy of each of the Material Financing Documents (including any material tax opinions with respect to any Conduit Bonds or Bonds underlying Residual Interests) that are required to be contained in such Document File in accordance with the applicable Company’s underwriting policies in effect at the time of the origination or purchase of the applicable Portfolio Asset and (ii) none of the Material Finance Documents relating to any Portfolio Asset has been satisfied, canceled, rescinded, or subordinated in any respect by the Companies, nor have the Companies waived any rights thereunder except as reflected in the Document File relating to such Portfolio Asset.

(f)        The Companies have not released or authorized the release of any part of the security for any Portfolio Asset, in whole or in any part, except as reflected in the Document File relating to such Portfolio Asset.

(g)       To the Knowledge of Sellers, except as set forth in the Disclosure Schedule and as of September 30, 2006, no issuer is delinquent by more than thirty (30) days in the payment of any material amounts due under any Conduit Bond or under any Bond underlying a Residual Interest.

SECTION 3.16          Bank and Brokerage Accounts. The Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which any Company has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship and (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of any Company having signatory power with respect thereto.

SECTION 3.17          Absence of Changes. Except for the execution and delivery of this Agreement and the other Transaction Documents, and the transactions to take place pursuant hereto and thereto on or prior to the Closing Date, since the date of the Pro Forma Balance Sheet and as of the date hereof, each of the Companies has been operated in all material respects in the Ordinary Course of Business, and except as disclosed in the Disclosure Schedule, there has not occurred, between the date of the Pro Forma Balance Sheet and the date hereof, any of the following:

(a)       (i) other than in the Ordinary Course of Business (including with respect to the financing of Portfolio Assets under the P-Floats, Roaring Forks or similar programs), incurrence by a Company of Indebtedness (including guarantees of Indebtedness) in an aggregate principal amount exceeding $500,000 (net of any amounts discharged during such period), or

(ii) other than in the Ordinary Course of Business (including with respect to the Portfolio Assets), any voluntary purchase, cancellation, prepayment or complete or partial discharge in advance of a scheduled payment date with respect to, or waiver of any right of any Company under, any Indebtedness (including guarantees of Indebtedness) of or owing to a Company;

(b)       any material change in any accounting, financial reporting, or Tax practice or policy of a Company;

(c)       (i) any acquisition or disposition of any material assets and properties used or held for use by a Company, other than acquisitions or dispositions in the Ordinary Course of Business; or (ii) any creation or incurrence of a Lien (other than a Permitted Lien) on any assets and properties used or held for use by any of the Companies;

(d)       any (i) amendment of any Organizational Document of a Company, (ii) recapitalization, reorganization, liquidation or dissolution of any Company or (iii) Business Combination involving a Company and any other Person;

(e)       any entering into, amendment, modification, termination (partial or complete) or granting of a material waiver under or giving any material consent with respect to any material Contract to which a Company is a party (other than in respect of any Portfolio Asset in the Ordinary Course of Business); or

(f)        any entering into of an agreement to do or engage in any of the foregoing after the date hereof.

SECTION 3.18          Affiliate Transactions. Except as disclosed in the Disclosure Schedule or otherwise set forth in this Agreement or the other Transaction Documents, (a) there are no intercompany Liabilities (including guarantees of Indebtedness) between a Company, on the one hand, and any Seller, any officer, director or Affiliate of any Seller, or any Person controlled by Parent, on the other, (b) no Seller or any such officer, director or Affiliate provides or causes to be provided any assets, services or facilities to a Company, (c) the Companies do not provide or cause to be provided any assets, services or facilities to any such officer, director or Affiliate and (d) there are no agreements between any Company on the one hand and any investment fund managed by the Sellers or Affiliates of the Sellers on the other. Except as disclosed in the Disclosure Schedule, since the date of the Pro Forma Balance Sheet, all settlements of intercompany Liabilities between any Company, on the one hand, and any Seller or any such officer, director or Affiliate, on the other hand, have been made, and all allocations of intercompany expenses have been applied, in the Ordinary Course of Business.

SECTION 3.19          Securitizations.

(a)       The Companies have not entered into or otherwise engaged in any Securitization other than the Securitizations set forth in the Disclosure Schedule.

(b)       The representations and warranties of any Sellers and/or any of the Companies contained in the Securitization Documents in respect of any Securitization with Freddie Mac were true and correct in all material respects as of the respective dates such representations and warranties were made.

(c)       None of the Sellers or the Companies have received written notice of any material default by such party under the Securitization Documents in respect of any Securitization with Freddie Mac.

SECTION 3.20          Employee Benefits.

(a)       There are no (and there have been no) Company Employee Benefit Plans.

(b)       No Acquired Asset is an asset of any Employee Benefit Plan.

(c)       None of the Companies has now, or has ever had, (i) any employees or (ii) any actual or contingent obligations or Liabilities with respect to any Employee Benefit Plan.

SECTION 3.21          P-Floats and Roaring Forks. To the Knowledge of Sellers, the taking of the actions by Buyers set forth in Section 6.16 will (a) cause the P-Floats listed on Section 6.16(a) of the Disclosure Schedule to be purchased by the Companies and the applicable Bonds to be withdrawn from the Custody Agreement without the benefit of Credit Enhancement (as defined in the Custody Agreement) such that said Bonds will be owned by the Company identified on such Section 6.16(a) free and clear of any Liens, and (b) cause the applicable Bonds set forth in Section 6.16(b) to either be withdrawn from each Trust (as defined in the Master Trust Agreement) or such Trust (as defined in the Master Trust Agreement) to be terminated and the Bonds to be purchased by the Companies, with the result, in either case, that said Bonds will be owned by the Company set forth in Section 6.16(b) free and clear of any Liens. All such actions are in accordance with, and not in violation of, the Standard Terms, the Custody Agreement, the Master Trust Agreement and any other applicable Contract.

SECTION 3.22          Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Article III and in Article IV, none of the Sellers makes any representation or warranty, express or implied, at law or in equity, in respect of itself, the Companies, or any of its or their respective assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Buyers hereby acknowledge and agree that, except to the extent specifically set forth in this Article III, CGMI is purchasing the Equity Interests on an “as-is, where-is” basis.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
WITH RESPECT TO THE SELLERS AND THE ACQUIRED ASSETS

Each of the Sellers represents and warrants, jointly and severally, to Buyers that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the Disclosure Schedule.

SECTION 4.1            Organization and Qualification. Parent and each of the Sellers is a corporation duly organized, validly existing, and in good standing under the laws of the state of its jurisdiction of incorporation, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as it is now being conducted. Each of the Sellers is qualified or licensed to do business and is in good standing in every jurisdiction where the nature of the business conducted by it or the properties owned or leased by it requires qualification, except for those jurisdictions in which the adverse effects of all such failures by a Seller to be qualified, licensed and in good standing can in the aggregate be eliminated without material costs or expense by the Seller becoming qualified, licensed or in good standing.

SECTION 4.2            Authorization.

(a)       Parent and each of the Sellers has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder.

(b)       This Agreement and each of the other Transaction Documents has been duly and validly executed and delivered by each of the Sellers and constitutes a legal, valid and binding obligation of such Seller, enforceable against it in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except as set forth in the Disclosure Schedule, neither Parent nor any of the Sellers or the Companies needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority, SRO or Mortgage Program Sponsor in order to consummate the transactions contemplated by this Agreement or the other Transaction Documents. The execution, delivery and performance of this Agreement, the other Transaction Documents and all other agreements contemplated hereby and thereby have been duly authorized by each of the Sellers.

SECTION 4.3            No Violation. Except as set forth in the Disclosure Schedule, neither the execution and delivery of this Agreement or the other Transaction Documents by each of the Sellers, the performance by each of the Sellers of its obligations hereunder and thereunder nor the consummation by each of the Sellers of the transactions contemplated hereby and thereby will (a) violate, conflict with or result in any breach of any provision of its or the Companies’ Organizational Documents, (b) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) or result in or give any Person any right of termination, cancellation, acceleration or modification, under the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, or any material License, lease or Contract to which any Seller or any Company is a party, (c) violate, in any material respect, any Law, Order or Guideline of any Governmental Authority, SRO or Mortgage Program Sponsor applicable to any of the Sellers or any of the Companies, (d) result in the imposition or creation of a Lien upon or with respect to the Equity Interests, the Acquired Assets and the assets and properties of the Companies or (e) require any Seller or any Company to obtain any material consent, approval or action of, or make any material filing with or give any material notice to any Person.

SECTION 4.4            Consents and Approvals.

(a)       Except as set forth in the Disclosure Schedule, no material filing or registration with, material notice to or permit, authorization, consent or approval of any Governmental Authority, SRO or Mortgage Program Sponsor is necessary for the consummation by the Sellers or the Companies of the transactions contemplated by this Agreement and the other Transaction Documents other than (i) consents and approvals of or filings or registrations with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice (the “DOJ”) pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (ii) those already obtained.

(b)       Capmark Finance or Capmark Capital, as the case may be, meets in all material respects all applicable requirements so as to be entitled to originate and service Serviced Loans under the Mortgage Programs.

SECTION 4.5            Brokers’ Fees and Commissions. None of the Sellers has any liability or obligation to pay any fees or commissions or any similar payment to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyers could become liable or obligated.

SECTION 4.6            Title to Acquired Assets. Except as set forth in the Disclosure Schedule, each of the Sellers has, title to, or has a valid leasehold interest in, the Acquired Assets, in each case free and clear of all Liens (other than Permitted Liens).

SECTION 4.7            Compliance with Applicable Laws. Each of the Sellers is in compliance with, and during the past five (5) years has complied with, in all material respects, all applicable Laws, Orders and Guidelines with respect to the conduct of the Affordable Housing Business by such Seller. Except as set forth in the Disclosure Schedule, within the last five (5) years, no Seller (solely with respect to the conduct of the Affordable Housing Business) has received any written notice from any Governmental Authority, SRO or Mortgage Program Sponsor regarding any actual, alleged, or potential material violation of, or material failure to comply with, any Law, Order or Guideline.

SECTION 4.8            Purchased Contracts.

(a)       Schedule 1.1 (i) sets forth a true and complete list of the Purchased Contracts and the Disclosure Schedule sets forth a list of Purchased Contracts as of September 30, 2006. Each of the Purchased Contracts listed in Schedule 1.1 (i) is in full force and effect and, to the Knowledge of Sellers, constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto, and none of the Sellers and, to the Knowledge of Sellers, no other party to such Contracts, has committed any violation, breach or default thereunder (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract) in any material respect.

(b)       Each Affordable Housing Guarantee is in full force and effect and, to the Knowledge of Sellers, constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of each party thereto, and none of the Sellers and, to the Knowledge of Sellers, no other party to any Agency Document or Affordable Housing Guarantee, has committed any violation, breach or default thereunder (or with notice or lapse of time or both, would be in violation or breach of or default under any such Agency Document or Affordable Housing Guarantee) in any material respect.

SECTION 4.9            Remarketing Agreements.

(a)       The Disclosure Schedule sets forth all written Contracts to which Capmark Securities is a party pursuant to which Capmark Securities acts as remarketing agent (“Remarketing Agreements”), as well as the amounts charged for the services rendered under such Remarketing Agreement for the period from January 1, 2006 to September 30, 2006.

(b)       Except as set forth on the Disclosure Schedule, no Seller nor, to the Knowledge of Sellers, any other party to such Remarketing Agreement is, or has received notice that it is, in violation or breach of or default under any such Remarketing Agreement (or with notice or lapse of time or both, would be in violation or breach of or default under any such Remarketing Agreement) in any material respect.

SECTION 4.10          Litigation. Except as set forth in the Disclosure Schedule, (a) there are no Actions or Proceedings pending or, to the Knowledge of the Sellers, threatened against, relative to or affecting any of the Sellers, which (i) would reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement or are reasonably likely to otherwise result in a material diminution of the benefits contemplated by the Transaction Documents to Buyers or (ii) if determined adversely to any Seller, would reasonably be expected to result in material Damages to any Seller; (b) none of the Sellers is subject to any outstanding Order which could reasonably prevent the consummation of the transactions contemplated by this Agreement or is reasonably likely to otherwise result in a material diminution of the benefits contemplated by the Transaction Documents to Buyers and (c) there are, to the Knowledge of Sellers, no facts or circumstances that are likely to give rise to any Action or Proceeding that would be required to be disclosed pursuant to clauses (a) or (b) above.

SECTION 4.11          Intellectual Property. Section 4.11 of the Disclosure Schedule sets forth a list of all material Intellectual Property (including all registrations and applications) required for or used by the Sellers or the Companies in the Affordable Housing Business (excluding Intellectual Property within the Excluded Assets). The Sellers own all right, title and interest in and to the Scheduled IP and have the right to use and transfer the Intellectual Property listed on the Disclosure Schedule (the “Scheduled IP”). All registrations and applications for registration in respect of such Scheduled IP are valid and in full force and effect, have not lapsed, expired or been abandoned (subject to the vulnerability of a registration for trademarks to cancellation for lack of use), are not the subject of any opposition filed with the United States Patent and Trademark Office or any other applicable Intellectual Property registry. The Sellers have not, within the last twelve (12) months, received any written claim, demand or notice alleging that the Scheduled IP or the Licensed IP infringes any Intellectual Property of any third party. To the Knowledge of Sellers, (a) no third party is infringing the Scheduled IP and (b) the operation of the Affordable Housing Business as currently conducted and the use of the Scheduled IP and the Licensed IP in connection therewith does not infringe any Intellectual Property or other proprietary rights of a third party.

SECTION 4.12          Real Property.

(a)       Each of the Sellers has, in all material respects, a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties set forth in Schedule 1.1(i) (such leases the “Purchased Real Property Leases”) for the full term thereof. No Seller owes any brokerage commission with respect to any such leased space.

(b)       Each of the Sellers has delivered to Purchaser prior to the execution of this Agreement true and complete copies of all Purchased Real Property Leases (including any amendments and renewal letters).

(c)       Except as disclosed in the Disclosure Schedule, no tenant or, to the Knowledge of Sellers, other party in possession of any of the real properties subject to the Purchased Real Property Leases has any right to purchase, or holds any right of first refusal to purchase, such properties.

SECTION 4.13          Regulatory Reviews. The Disclosure Schedule sets forth all of the reviews and audits conducted by any Governmental Authority, SRO or Mortgage Program Sponsor with respect to the Sellers in 2004, 2005 and 2006, with respect to the Affordable Housing Business.

SECTION 4.14          Serviced Loans.

(a)       Section 4.14(a) of the Disclosure Schedule (other than Permitted Liens) sets forth a list of all Serviced Loans as of September 30, 2006.

(b)       Each of the Sellers is the sole legal, beneficial, equitable and record owner and holder of its respective Servicing Rights in respect of Serviced Loans, free and clear of any Liens (other than Permitted Liens).

(c)       (i) the Document File maintained by the Sellers (or readily available to the Sellers) for each Serviced Loan contains, in all material respects, an original or a true and correct copy of each of the Material Financing Documents that are required to be contained in such Document File in accordance with the applicable Sellers’ underwriting policies in effect at the time of the origination of the applicable Serviced Loan, and (ii) none of the Material Finance Documents relating to any Serviced Loan has, in any material respects, been satisfied, canceled, rescinded, or subordinated in any respect by the Sellers, nor have the Sellers waived any material rights thereunder except as reflected in the Document File relating to such Serviced Loan.

(d)       No borrower is delinquent by more than thirty (30) days in the payment of any material amounts due under any Serviced Loan.

SECTION 4.15          Licenses. The Disclosure Schedule contains a true and complete list of all material Licenses used or held for use in the Affordable Housing Business (the “Business Licenses”), setting forth the name of the Business License and the name of the grantee. Except as set forth in the Disclosure Schedule:

(a)       each Business License is valid, binding and in full force and effect;

(b)       no Seller has received any written notice that it is in default under or in violation of the terms of, any Business License; and

(c)       no Seller is in material default under or in material violation of the terms of any Business License.

SECTION 4.16          Absence of Changes. Except for the execution and delivery of this Agreement and the other Transaction Documents, and the transactions to take place pursuant hereto and thereto on or prior to the Closing Date, during the period from the date of the Pro Forma Balance Sheet to the date hereof, the Non-Conduit Business has been operated in all material respects in the Ordinary Course of Business. Without limiting the foregoing, except as disclosed in the Disclosure Schedule and in the Ordinary Course of Business, between the date of the Pro Forma Balance Sheet and the date hereof, the Sellers have not entered into any material amendment, modification, termination (partial or complete) or granting of a material waiver under or giving any material consent with respect to any material Purchased Contract;

SECTION 4.17          Entire Business. Except as set forth in the Disclosure Schedule, the sale of the Acquired Assets and the Equity Interests by the Sellers to Buyers pursuant to this Agreement will effectively convey to Buyers all of the assets that are material to the conduct of the Affordable Housing Business as conducted by the Sellers and the Companies (except for the services to be provided pursuant to the Transition Services Agreement and the Multifamily Mortgage Subservicing Agreement, and the licenses given under the License Agreement).

SECTION 4.18          Investment Funds. No investment fund managed by the Sellers, the Parent or their Affiliates holds more than 20% of its assets in low income multifamily housing properties financed by tax exempt debt.

SECTION 4.19          Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Article IV and in Article III, none of the Sellers makes any representation or warranty, express or implied, at law or in equity, in respect of itself, the Acquired Assets, or any of its other assets, Liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Buyers hereby acknowledge and agree that, except to the extent specifically set forth in this Article IV, Buyers are purchasing the Acquired Assets on an “as-is, where-is” basis. Without limiting the generality of the foregoing, the Sellers make no representation or warranty regarding any assets other than the Acquired Assets or any Liabilities other than the Assumed Liabilities, and none shall be implied at law or in equity.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYERS

Each Buyer represents and warrants with respect to itself to each Seller, severally but not jointly, that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the disclosure schedule accompanying this Agreement (the

“Buyers Disclosure Schedule”). The Buyers Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article V.

SECTION 5.1            Organization and Qualification. Each Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of its jurisdiction of incorporation, with all requisite corporate power and authority to own, operate and lease its assets and properties and to carry on its business as it is now being conducted. Each Buyer is qualified or licensed to do business and is in good standing in every jurisdiction where the nature of the business conducted by it or the properties owned or leased by it requires qualification, except for those jurisdictions in which the adverse effects of all such failures by such Buyer to be qualified, licensed and in good standing can in the aggregate be eliminated without material costs or expense by such Buyer becoming qualified, licensed or in good standing.

SECTION 5.2            Authorization.

(a)       Each Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder.

(b)       This Agreement and each of the other Transaction Documents has been duly and validly executed and delivered by each Buyer and constitutes a legal, valid and binding obligation of such Buyer, enforceable against it in accordance with its terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except as set forth in the Buyers Disclosure Schedule, neither Buyer needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or SRO in order to consummate the transactions contemplated by this Agreement or the other Transaction Documents. The execution, delivery and performance of this Agreement, the other Transaction Documents and all other agreements contemplated hereby and thereby have been duly authorized by each Buyer.

SECTION 5.3            No Violation. Except as set forth in the Buyers Disclosure Schedule, neither the execution and delivery of this Agreement or the other Transaction Documents by either Buyer, the performance by a Buyer of its obligations hereunder and thereunder nor the consummation by such Buyer of the transactions contemplated hereby and thereby will (a) violate, conflict with or result in any breach of any provision of its Organizational Documents, (b) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) or result in or give any Person any right of termination, cancellation, acceleration or modification under the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, or any material License, lease or Contract to which such Buyer is a party, (c) violate, in any material respect, any Law, Order or Guideline of any Governmental Authority, SRO or Mortgage Program Sponsor applicable to such Buyer, or (d) require such Buyer to obtain any material consent, approval or action of, make any material filing with, or give any material notice to any Person.

SECTION 5.4            Consents and Approvals. Except as set forth in the Buyers Disclosure Schedule, no filing or registration with, no notice to or permit, authorization, consent or approval of any third party or any Governmental Authority, SRO or Mortgage Program Sponsor is necessary for the consummation by each Buyer of the transactions contemplated by this Agreement other than (a) consents and approvals of or filings or registrations with the Federal Trade Commission and the DOJ pursuant to the HSR Act, (b) requirements of federal and state securities laws and (c) consents, registrations, approvals, authorizations, permits, filings or notifications which, in the aggregate, are not reasonably likely to have a material adverse effect on the ability of such Buyer to consummate the transactions contemplated by this Agreement.

SECTION 5.5            Brokers’ Fees and Commissions. Neither any of the Buyers nor any of their respective Affiliates has any liability or obligation to pay any fees or commissions or any similar payment to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

SECTION 5.6            Purchase for Investment. CGMI is acquiring the Equity Interests for its own account for investment purposes and not with a view of the distribution thereof. CGMI has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Equity Interests. CGMI is an “accredited investor” as defined in Rule 501 of the Securities Act. CGMI will not, directly or indirectly, dispose of the Equity Interests except in compliance with applicable federal and state securities laws.

SECTION 5.7            Financing. Each Buyer has sufficient funds available to satisfy, among other things, its obligation to pay (a) the applicable portion of the Purchase Price and (b) all expenses incurred by such Buyer in connection with the transactions contemplated hereby.

ARTICLE VI
COVENANTS

SECTION 6.1            Conduct of Business of the Sellers and the Companies Prior to the Closing.

(a)       Except as contemplated by this Agreement or with the prior written consent of Buyers (which consent shall not be unreasonably withheld), during the period from the date of this Agreement to the Closing Date, each of the Sellers will conduct its Affordable Housing Business, and Capmark Capital (and Capmark Finance with respect to Newman I) will cause each of the Companies to conduct its business and operations, in accordance with the Sellers’ or such Company’s Ordinary Course of Business. Each Seller will use commercially reasonable efforts consistent therewith to preserve intact its assets and properties and business organization with respect to its Affordable Housing Business, to keep available the services of its officers and employees engaged in the Affordable Housing Business and to maintain satisfactory relationships with customers, suppliers, distributors and others having commercially beneficial business relationships with such Seller in respect of the Affordable Housing Business, in each case in the Ordinary Course of Business, provided, that Sellers will have no obligation to enter into retention bonus or similar arrangements to keep available the services of its employees. Capmark Capital (and Capmark Finance with respect to Newman I) will use commercially reasonable efforts consistent therewith to preserve intact each of the Companies’ assets, properties and business organization, to keep available the services of each of the Companies’ officers and employees (if any) and to maintain satisfactory relationships with customers, suppliers, distributors and others having commercially beneficial business relationships with such Company (if any), in each case in the Ordinary Course of Business, provided, that Capmark Capital will have no obligation to enter into retention bonus or similar arrangements to keep available the services of its employees.

(b)       Except as set forth in Schedule 6.1(b) or as otherwise provided in this Agreement, Capmark Capital (and Capmark Finance with respect to Newman I) will cause each of the Companies not to take any of the following actions, between the date of this Agreement and the Closing Date, without the prior written consent of Buyers (which consent shall not be unreasonably withheld):

(i)        issue, sell or pledge, or authorize or propose the issuance, sale or pledge of additional shares of capital stock of any class or interests, any limited liability company interests or membership interests, or securities convertible into any such shares or interests, or any rights, warrants or options to acquire any such shares or interests or other convertible securities, or modify or amend any right of any holder of outstanding shares of capital stock (or comparable ownership interest) or options;

(ii)       redeem, purchase or otherwise acquire any outstanding shares of its capital stock, limited liability company interest or membership interest;

(iii)      propose or adopt any amendment to its Organizational Documents, or take any action with respect to any such amendment or any recapitalization, reorganization, liquidation or dissolution;

(iv)      except in the Ordinary Course of Business, (A) sell, transfer or otherwise dispose of any of its material assets and properties, (B) mortgage or encumber any of its material assets and properties or (C) create or incur any Lien, other than a Permitted Lien; provided, however, that no Portfolio Assets in an amount in excess of $10,000,000, individually or in the aggregate, shall be sold, transferred or disposed of, without Buyers’ written consent;

(v)       (A) enter into other material Contracts, except Contracts made in the Ordinary Course of Business or (B) materially amend or modify, terminate (partially or completely), grant any material waiver under or give any material consent with respect to any material Contract or License (other than with respect to any Portfolio Asset in the Ordinary Course of Business);

(vi)      declare, set aside or pay any dividend or other distribution in respect of its capital stock, other than (i) in the case of MMT, dividends to its holders of Preferred Shares, or (ii) in cash;

(vii)     violate, breach or default under, in any material respect, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any material Contract or License;

(viii)    incur, purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled payment date with respect to, or waiving any right of the Companies under, any Liability of or owing to the Companies (other than in the Ordinary Course of Business, including with respect to Portfolio Assets);

(ix)       engage with any Person in any Business Combination, unless such Person agrees in a written instrument in form and substance reasonably satisfactory to Buyers to adopt and comply with the terms and conditions of this Agreement and the Transaction Documents as though such Person was an original signatory hereto;

(x)        settle, release or forgive any material Action or Proceeding;

(xi)       grant any power of attorney with respect to any Company except in the Ordinary Course of Business;

(xii)      incur Indebtedness (including guarantees of Indebtedness) other than Indebtedness in the Ordinary Course of Business in respect of new or replacement Indebtedness for the purchase of Bonds, which Indebtedness can be collapsed and prepaid after the Closing without prepayment penalty or premium or consent of any party);

(xiii)     make any material change in the lines of business in which a Company participates or is engaged;

(xiv)    make any change in any method of accounting or accounting principle, method, estimate or practice, except for any such change required by reason of a concurrent change in GAAP, or Tax practice or policy or fiscal year of any Company, or write down the value of any inventory or write off as uncollectible any accounts receivable except in the Ordinary Course of Business;

(xv)     (A) make, revoke, amend or change any material election concerning Taxes of any Company, (B) settle or compromise any material Tax liability or refund of any Company, (C) file any amended Tax Return of any Company, (D) enter into any closing agreement materially affecting any Tax liability or refund of any Company, or (E) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax of any Company; or

(xvi)    commit to do any of the foregoing.

(c)       Except as set forth in Schedule 6.1(c) or as otherwise provided in this Agreement, the Sellers shall not take any of the following actions, between the date of this Agreement and the Closing Date, without the prior written consent of Buyers (which consent shall not be unreasonably withheld):

(i)        except in the Ordinary Course of Business, sell, transfer, assign or otherwise dispose of any of the Acquired Assets;

(ii)       except in the Ordinary Course of Business, subject any of the Acquired Assets to any Lien (other than a Permitted Lien);

(iii)      (A) enter into material Contracts with respect to the Affordable Housing Business, except Contracts made in the Ordinary Course of Business or (B) materially amend or modify, terminate (partially or completely), grant any material waiver under or give any material consent with respect to any material Contract with respect to the Affordable Housing Business, except in the Ordinary Course of Business);

(iv)      violate, breach or default under, in any material respect, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or default under, any term or provision of any material Contract or License relating to the Affordable Housing Business;

(v)       other than in the Ordinary Course of Business, settle, release or forgive any material Action or Proceeding relating to the Assumed Liabilities; or

(vi)      commit to do any of the foregoing.

SECTION 6.2            Access to Information.

(a)       Between the date of this Agreement and the Closing Date, upon reasonable notice and at reasonable times without significant disruption to the businesses of the Sellers or the Companies, the Sellers will give, and Capmark Capital (and Capmark Finance in the case of Newman I) will cause each of the Companies to give, Buyers and their Representatives reasonable access at all reasonable times, to all offices, properties, facilities, personnel, books and records, Contracts, and documents of or pertaining to such Company or the Affordable Housing Business of the Sellers, as the case may be (and shall provide Buyers with reasonable access to Business Employees, reasonably cooperate with Buyers in their efforts to obtain the services of the Business Employees as of the Closing and not impede or impair such Buyer access), and will permit Buyers to make and will fully cooperate with regard to such inspections as it may reasonably require and will cause its officers to furnish Buyers such financial and operating data and other information with respect to the businesses and properties of such Company or relating to the Affordable Housing Business of the Sellers, as the case may be, as Buyers may from time to time reasonably request. Buyers will treat and hold as such any Confidential Information it receives from any of the Sellers or any Company in the course of the reviews contemplated by this Section 6.2, will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to such Seller, or such Company, as the case may be, all tangible embodiments (and all copies) of the Confidential Information that are in its possession.

(b)       Following the Closing, each Party shall afford the other Party and its Representatives during normal business hours, reasonable access to the books, records and other data to the extent relating to the Affordable Housing Business in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting Party in connection with (i) compliance with the requirements of Law or any Governmental Authority, SRO or Mortgage Program Sponsor or (ii) in connection with any actual or threatened Action or Proceeding (excluding any action of proceeding between the Parties). Further each Party agrees for a period extending three (3) years after the Closing Date (or for such longer period as such Party is required to keep books, records and other data under Law) not to destroy or otherwise dispose of any such books and records unless such Party shall first offer in writing to surrender such books, records and other data to the other Parties and such other Parties shall not agree in writing to take possession thereof during the ten (10) day period after such offer is made. Notwithstanding anything to the contrary contained herein, this Section 6.2 shall not apply with respect to any books, records or data relating or attributable to Taxes or Tax Returns, which shall be governed exclusively by Sections 6.19 and 10.6(c).

(c)       If, in order properly to prepare documents or reports required to be filed with any Governmental Authority, SRO or Mortgage Program Sponsor or its financial statements, or to fulfill its obligations hereunder, it is necessary that a Party be furnished with additional information, documents or records relating to the Affordable Housing Business not referred to in paragraph (b) above, and such information, documents or records are in the possession or control of any other Party, such other Party shall use its commercially reasonably efforts to furnish or make available such information, documents or records (or copies thereof) at the recipients’s reasonable request and out of pocket cost and expense. Any information obtained by either Party in accordance with this paragraph shall be held confidential by such Party in accordance with Section 6.10.

SECTION 6.3            All Reasonable Efforts. Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper and advisable under applicable Laws and this Agreement to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including satisfaction, but not waiver, of the Closing conditions set forth below, and shall not take or fail to take any commercially reasonable action that could reasonably be expected to result in the non-fulfillment of any such Closing conditions. If at any time after the Closing any further reasonable action is necessary or desirable to carry out the purposes of this Agreement, including, without limitation, the execution of additional instruments, the Parties shall take all such necessary action without further consideration, provided that no Party shall be obligated to pay any fees or other amounts other than customary filing fees in connection with such actions.

SECTION 6.4            Consents and Approvals; Purchased Contracts.

(a)       The Parties will each cooperate with one another and use all commercially reasonable efforts to, as promptly as practicable, prepare all necessary documentation (including, without limitation, furnishing all information required under the HSR Act or by the Mortgage Program Sponsors), to give any notices to, to effect promptly all necessary filings and to obtain all necessary Licenses, consents, approvals, Orders and authorizations of, or any exemptions by, all third parties, Governmental Authorities, SROs and Mortgage Program Sponsors necessary to consummate the transactions contemplated by this Agreement or otherwise reasonably required in connection therewith (including the filing by Sellers of Forms U-5 with NASD, Inc.). Without limiting the generality of the foregoing, each of the Parties will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the DOJ under the HSR Act, will use all commercially reasonable efforts to obtain a waiver from the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith, and comply at the earliest practicable date with any request of additional information received from the Federal Trade Commission or the Antitrust Division of the DOJ pursuant to the HSR Act. Each Party will keep the other Parties apprised of the status of any inquiries made of such Party by the Mortgage Program Sponsors, SRO, DOJ or any other Governmental Authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby.

(b)       At the Closing, effective as of the Closing Date, the Sellers shall assign their rights under the Purchased Contracts. Notwithstanding the foregoing, to the extent that any Purchased Contract is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof or a default thereunder and, with respect to Purchased Contracts that cannot be assigned to Buyers on the Closing Date, the performance obligations of the Sellers thereunder shall, unless not permitted by such Contract, be deemed to be subleased or subcontracted to Buyers until such Contract has been assigned. The Sellers and Buyers shall use commercially reasonable efforts to obtain the consent of such other party to the assignment of any such Purchased Contract to Buyers in all cases in which such consent is or may be required for such assignment. For purposes of this Agreement, “commercially reasonable efforts” shall not require the payment of any fees or other amount to obtain any consents under any Contract, other than customary filing fees. If any such consent shall not be obtained, the Sellers and Buyers shall cooperate in any reasonable arrangement designed to provide for Buyers the benefits and obligations intended to be assigned to and assumed by Buyers under the relevant Purchased Contract, including enforcement for the account of Buyers (and at Buyers’ expense) of any and all rights of the Sellers against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent that such arrangement cannot be made, Buyers shall have no obligation or benefit pursuant to this Section 6.4(b) or otherwise with respect to any such Purchased Contract.

(c)       The Sellers shall use commercially reasonable efforts to ensure that each Purchased Contract entered into between the date hereof and the Closing permits the assignment of such Contract to Buyers at the Closing without the consent or approval of the parties thereto. In addition, with respect to such Contracts which are Underwriting Contracts or commitments with respect to Underwriting Contracts, the Sellers shall use commercially reasonable efforts to promptly provide a written notice to Buyers setting forth the name and credit rating of the issuer of the Bond covered by each such Underwriting Contract or commitment with respect to an Underwriting Contract; provided, that such notice shall not include any pricing information.

(d)       Following the Closing, in the event any amount due under a Purchased Contract or otherwise to a Party in accordance with the terms of this Agreement or the other Transaction Documents is paid to another Party, such other Party shall promptly remit such amount to the Party to which such amount was due.

(e)       At any time prior to the date which is ten (10) Business Days prior to the Closing Date (or, in the case of any Purchased Contract or Company Contract which is disclosed by Sellers to Buyers after such date, within five (5) Business Days from the date of such disclosure), if any Purchased Contract or Company Contract contains a non-competition, exclusivity, non-solicitation or similar provision with respect to the conduct of the Buyers’ business post-Closing, Buyers may provide the Sellers with a written notice of Buyers’ decision not to assume any such Contract (the “Restrictive Covenant Contracts”). The Sellers covenant and agree that the Restrictive Covenant Contracts shall be removed from the Companies and/or excluded from the Purchased Contracts, as applicable, and that the Restrictive Covenant Contracts shall be designated as Excluded Assets, provided, however, that Buyers shall indemnify the Sellers for any Damages incurred by the Sellers from and after the Closing Date in connection with the Restrictive Covenant Contracts, as reduced to the extent such Damages relate to a liability which (without regard to the terms of this Section 6.4(e)) is an Excluded Liability (any amount to be so indemnified, the “Restrictive Covenant Liability”).

SECTION 6.5            Public Announcements. At all times at or before the Closing, Buyers and the Sellers will consult with each other and will mutually agree (the agreement of each Party not to be unreasonably withheld) upon the content and timing of any press release or other public statements (including statements and releases to employees) with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by either Party by applicable Law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations; provided, however, that Buyers and the Sellers will give prior notice to the other Party of the content and timing of any such press release or other public statement required by applicable Law or by obligations pursuant to any listing agreement with any securities exchange or any stock exchange regulations. Each Party will also obtain the other Party’s prior approval (such approval not to be unreasonably withheld) of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

SECTION 6.6            Disclosure Supplements. From time to time prior to the Closing, the Sellers will supplement or amend the Disclosure Schedule with respect to any matter which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or which is necessary to correct any information in the Disclosure Schedule which has been rendered inaccurate by an event occurring after the date hereof, provided, that such supplement or amendment provided pursuant to this Section 6.6 shall have no effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein and shall in no way limit Buyers’ right to seek indemnity under Article X.

SECTION 6.7            No Implied Representations or Warranties. Buyers hereby acknowledge and agree that the Sellers are not making any representation or warranty whatsoever, express or implied, except those representations and warranties of the Sellers explicitly set forth in this Agreement or in the Disclosure Schedule or in any certificate or other Transaction Document contemplated hereby and delivered by the Sellers in connection herewith. Subject to the foregoing, the assets and business of the Sellers being acquired by Buyers at the Closing as a result of this Agreement and the transactions contemplated hereby shall be acquired by Buyers on an “as-is, where-is” basis and in their then present condition, and Buyers shall rely solely upon its own examination thereof and the representations and warranties set forth in this Agreement or in the Disclosure Schedule or in any certificate or any other Transaction Document delivered by the Sellers. In any event, except as explicitly set forth herein, none of the Sellers, the Companies or any of their respective officers, directors, partners, employees, Affiliates or Representatives, as the case may be, has made or is making any representation, express or implied, as to the value of any asset or business being so acquired, or any warranty of merchantability, suitability or fitness for a particular purpose or quality, with respect to any of the tangible assets being so acquired, or as to the condition or workmanship thereof, or as to the absence of any defects therein, whether latent or patent. Without limiting the generality of the foregoing, the Sellers make no representation or warranty to Buyers with respect to any financial projection or forecast relating to the Companies or the Affordable Housing Business contained in any Confidential Information or other document provided to Buyers. With respect to any such projection or forecast delivered by or on behalf of the Sellers to Buyers, each Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) it is familiar with such uncertainties, (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it and (iv) it shall have no claim against the Sellers with respect thereto.

SECTION 6.8            No Solicitations. Parent and Sellers shall not take, nor shall they authorize or permit, as applicable, any Affiliate of any Seller (or authorize any investment banker, financial advisor, attorney, accountant, employee or other Person retained by or acting for or on behalf of Parent or Sellers or any such Affiliate) to take, directly or indirectly, any action to solicit, encourage, receive, negotiate, assist or otherwise facilitate (including by furnishing Confidential Information or permitting access to the assets and properties and books and records of any Seller or Company) any offer or inquiry from any Person concerning the direct or indirect acquisition of the Affordable Housing Business by any Person other than (i) Buyers or their Affiliates or (ii) any other Person which has proposed any merger or other Business Combination or purchase of equity interests or assets to which Parent or any Seller or any Affiliate of Parent or any Seller is a party and which indirectly involves the Affordable Housing Business or any Company, provided that the Person making such proposal expressly recognizes the rights of Buyers hereunder in a written instrument reasonably satisfactory to Buyers. If Parent or any Seller or any Affiliate of Parent or any Seller (or any such Person acting for or on their behalf) receives from any Person any offer, inquiry or informational request referred to above, the Sellers shall promptly advise such Person, by written notice, of the terms of this Section 6.8 and shall promptly, orally and in writing, advise Buyers of such offer, inquiry or request and deliver a copy of such notice to Buyers.

SECTION 6.9            Employee Benefit Matters.

(a)       Employees. Effective as of the Closing Date, Buyers agree to offer reasonably comparable employment to each of the employees listed on the Disclosure Schedule (the “Business Employees”) as measured in comparison to similarly situated employees of Buyers, including compensation, terms, and benefits. Buyers shall include in any offer of employment a provision to the effect that acceptance of such offer shall constitute a resignation of employment with the Sellers or the Companies, as the case may be, effective immediately before the Closing Date. Buyers’ offer of employment shall be subject to the same terms and conditions currently applicable to any newly hired, similarly situated employees of Buyers. Sellers shall reasonably cooperate and assist Buyers in fulfilling their obligations under this Section 6.9(a). Each Business Employee that has accepted an offer of employment with Buyers as of the Closing Date shall be deemed a “Hired Employee.” Neither any Buyer nor any of their Affiliates shall be obligated to continue to employ any Hired Employee for any specific period of time following the Closing Date.

(b)       Benefit Arrangements. All Hired Employees shall be entitled to receive, while in the employ of Buyers, compensation and benefits that are, in the aggregate, substantially comparable to the compensation and benefits provided by Buyers to similarly situated employees of Buyers (and, if applicable, their eligible beneficiaries) immediately prior to the Closing Date. Buyers shall (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to all Hired Employees under any welfare plan that such employees may be eligible to participate in after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such Hired Employees and that have not been satisfied as of the Closing Date under any welfare plan maintained for such employees immediately prior to the Closing Date and (ii) provide each Hired Employee with credit for any deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing Date. Each Buyer agrees to take such actions as may be necessary to permit the Hired Employees to make a directed transfer or any other roll over of a distribution (but not including outstanding loan balances) from the Sellers’ 401 (k) plan to the respective Buyer’s 401(k) plan.

(c)       No Transfer of Assets or Liabilities. Neither the Buyers nor any of their Affiliates shall assume any obligations under or Liabilities with respect to, nor shall they receive any right or interest in, any Seller Employee Benefit Plan. Effective as of the Closing Date, the Sellers and their Affiliates shall take all necessary action, if any, to effect the cessation of participation in the Seller Employee Benefit Plans by the Hired Employees. No assets or Liabilities with respect to the Seller Employee Benefit Plans shall be transferred to Buyers or any of their Affiliates as a result of this Agreement.

(d)       Indemnification and Insurance. Each Buyer agrees, with respect to Hired Employees hired by such Buyer, to provide rights to indemnification or insurance to the same extent of any such rights provided to similarly situated employees of such Buyer immediately prior to the Closing Date.

SECTION 6.10          Confidentiality. Each Party will hold, and will cause its Affiliates, and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative), unless (a) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby by any Governmental Authority, SRO or Mortgage Program Sponsor) or by other requirements of Law or (b) disclosed in an Action or Proceeding brought by a Party in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other Parties or any of its Affiliates furnished to it by the other Party or such other Party’s Representatives in connection with this Agreement or the transactions contemplated hereby and in the case of the Sellers, the confidential terms and conditions of the Portfolio Assets, except to the extent that such documents or information can be shown to have been (i) previously known by the Party receiving such documents or information, (ii) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving Party, or (iii) later acquired by the receiving Party from another source if the receiving Party is not aware that such source is under an obligation to another Party to keep such documents and information confidential; provided that following the Closing the foregoing restrictions will not apply to Buyers’ use of Confidential Information furnished by the Sellers hereunder. In the event the transactions contemplated hereby are not consummated, upon the request of another Party, each Party will, and will cause its Affiliates and their respective Representatives to, promptly (and in no event later than five (5) Business Days after such request) redeliver or cause to be redelivered all documents and information furnished by another Party in connection with this Agreement or the transactions contemplated hereby, and, except to the extent required to retain copies of such documents and information pursuant to either Party’s regular document retention procedures and practices, destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.

SECTION 6.11          Resignation of Directors/Trustees. On or prior to the Closing, the Sellers will cause each of the directors, managers or trustees of each of the Companies set forth on Schedule 6.11 to resign as a director, manager or trustee of such Company effective as of the Closing.

SECTION 6.12          Control of Business. Except as set forth in this Agreement to the contrary, Buyers acknowledge on behalf of themselves and their Affiliates and their respective directors, officers, employees, Affiliates, agents, representatives, successors and assigns that the operation of the Companies and the Affordable Housing Business remains in the dominion and control of the Sellers and the Companies until the Closing and that none of the foregoing Persons will provide, directly or indirectly, any directions, orders, advice, aid, assistance or information to any director, officer or employee of any of the Sellers or the Companies or solicit or request, directly or indirectly, any information relating to either of the Companies from any director, officer or employee of the Seller or the Companies, except as specifically contemplated or permitted by this Article VI or as otherwise consented to in advance by an authorized officer of Sellers.

SECTION 6.13          Names and Marks.

(a)       Each Buyer acknowledges and agrees that neither Buyer has any rights in or to any marks or names owned, used or licensed by the Companies incorporating, utilizing or otherwise including the “CAPMARK” name, any logos associated with CAPMARK, and all related marks (the “Marks”) and, following the Closing Date neither Buyer shall have any right, title or interest in and to, or right to use, the Marks or any marks or names confusingly similar thereto.

(b)       Each Buyer covenants that after the Closing Date it will not adopt, use or register or authorize others to adopt, use or register, any trade names, trademarks, service marks or Internet domain names consisting of or incorporating the Marks or any marks, names or Internet domain names confusingly similar thereto. On the Closing Date, Buyers shall file a certificate of amendment with the Secretary of State of the State of Delaware and otherwise take all actions necessary or appropriate to change the names of MMI and MMT so that they no longer refer to “Capmark”.

(c)       From and after the Closing, neither the Sellers nor any of their Affiliates shall have any rights in or to the “Newman” name, the “Newman and Associates” name or any confusingly similar name (the “Newman Marks”), and neither the Sellers nor any of their Affiliates shall use the Newman Marks for any purpose without the prior written consent of Buyers; provided, however, that Sellers shall have a limited right to continue to use the Newman Marks pursuant to and in accordance with the Trademark License Agreement. In furtherance hereof, the Sellers shall undertake such actions and issue such documents and instruments as may be reasonably necessary to permit Buyers to operate using the Newman Marks.

(d)       The Parties acknowledge and agree that any remedy at Law for any breach of the provisions of this Section would be inadequate, and hereby consent to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

SECTION 6.14          Sales, Transfer and Similar Taxes. Notwithstanding anything to the contrary contained in this Agreement, all sales, use, transfer, stamp, registration, value added and similar Taxes, and any conveyance fees and recording and similar charges, incurred in connection with the sale by the Sellers to the Buyers of the Acquired Assets and Equity Interests pursuant to Section 2.1 of this Agreement (collectively, “Transfer Taxes”) shall be paid by the Sellers. The Sellers shall be responsible for preparing and filing all Tax Returns required to be filed with respect to Transfer Taxes, and the Buyers shall cooperate with the Sellers in connection with the preparation of any such Tax Return relating to Transfer Taxes.

SECTION 6.15          Capmark Finance Swaps. Prior to the Closing, the Sellers shall terminate, or transfer out of the Companies, all Hedge Contracts which are not Purchased Contracts and all rights and obligations under any such Hedge Contracts.

SECTION 6.16          P-Floats and Roaring Forks

(a)       CGMI shall, promptly after the Closing Date, take all actions necessary (i) to exercise its Right of First Refusal (as defined in the Standard Terms) as promptly as possible following the Closing by purchasing the P-Floats listed on Section 6.16(a) of the Disclosure Schedule in accordance with the terms and conditions set forth in Section 6.2 of the Standard Terms and withdrawing the related Bonds or Custodial Receipts (as defined in the Custody Agreement) listed on Section 6.16(a) of the Disclosure Schedule, as contemplated by Section 6.1 of the Standard Terms and (ii) to exercise its right to receive Bonds (as defined in the Custody Agreement) without the benefit of Credit Enhancement (as defined in the Custody Agreement) in exchange for the foregoing Custodial Receipts in accordance with Section 4.02(f) of the Custody Agreement. Such actions shall include, without limitation, (x) in the case of exercising its Right of First Refusal, causing MMT to submit a notice in the form of Exhibit C1 hereto setting forth, inter alia, the aggregate Stated Amount (as defined in the Standard Terms) of all such P-Floats, the Rate Determination Time (as defined in the Standard Terms), on which such right of First

Refusal (as defined in the Standard Terms) is to be exercised, an agreement to withdraw the principal amount of bonds equal to the Stated Amount of the P-Floats and paying, or causing to be paid, the Right of First Refusal Price (as defined in the Standard Terms), and thereafter causing MMT to submit a notice in the form of Exhibit C2 in connection with such withdrawal, and (y) in the case of withdrawing Bonds from the Custody Agreement, causing MMT to submit a notice in the form of Exhibit C3 hereto, payment of accrued and unpaid fees of the Credit Enhancer and the Custodian (each as defined in the Custody Agreement), delivering an investment letter, if required, and depositing cash or Eligible Investments with the Custodian in the amount required by the Custody Agreement.

(b)       CGMI shall, promptly after the Closing Date, take all actions necessary to withdraw the Bonds set forth on Section 6.16(b) of the Disclosure Schedule from each Trust (as defined in the Master Trust Agreement) pursuant to the terms and conditions of the Master Trust Agreement. CGMI shall effect such withdrawal either (i) by delivering written notice to each Trustee, directing the sale of the Bonds of each Maturity (as defined in the Master Trust Agreement) pursuant to Section 5.01(a)(xi) of the Master Trust Agreement and purchasing such Bonds pursuant to Section 5.01(h) of the Master Trust Agreement at a price equal to the Quotation of Bond Price (as defined in the Master Trust Agreement) obtained by the Remarketing Agent (as defined in the Master Trust Agreement) in respect of such Bonds, or (ii) acquiring as promptly as possible after the Closing all of the Class A Certificates (as defined in the Master Trust Agreement) issued pursuant to the Master Trust Agreement related to the Bonds listed on Section 6.16(b) of the Disclosure Schedule and withdrawing the related Bonds listed on Section 6.16(b) of the Disclosure Schedule, in accordance with the terms and conditions of Section 6.01 of the Master Trust Agreement.

SECTION 6.17          Termination of MMT. The Sellers and Buyers agree to treat, for U.S. federal income Tax purposes (and applicable state and local income tax purposes), the sale of all of the common stock of MMI as resulting in a “termination” of MMT pursuant to Section 708 of the Code (and applicable provisions of state and local income Tax law), and agree further that, unless previously made and still in effect, an election under Section 754 of the Code shall be made for MMT on the Tax Return for the taxable period in which such termination is deemed to occur.

SECTION 6.18          Tax Matters.

(a)       Preparation and Filing of Tax Returns, and Payment of Taxes, for Pre-Closing Periods. To the extent not previously filed, the Sellers shall prepare and file (or cause to be prepared and filed) all Tax Returns required to be filed by any Company for all periods ending on or before the Closing Date (such periods, “Pre-Closing Periods” and such Tax Returns “Pre-Closing Period Tax Returns”), including Internal Revenue Service Form 1065 (and applicable state and local informational Tax Returns) for the Pre-Closing Period ending on the Closing Date (in accordance with Section 6.17). All such Pre-Closing Period Tax Returns shall be prepared in a manner consistent with the past practice of the applicable Company (unless otherwise required by Law). The Sellers shall deliver or cause to be delivered drafts of all Pre-Closing Period Tax Returns to Buyers for their review at least thirty (30) days prior to the due date (including extensions) (“Due Date”) of any such Pre-Closing Period Tax Return; provided, however, that such drafts of such Pre-Closing Tax Returns shall be subject to the Buyers’ review and approval. If the Buyers withhold their consent and dispute any item on a Pre-Closing Period Tax Return, they shall notify the Sellers in writing of such disputed item (or items) and the basis for their objection at least ten (10) days prior to the Due Date of any such Pre-Closing Period Tax Return. In the event that Buyers do not deliver such notice at least ten (10) days prior to the Due Date of any such Pre-Closing Tax Return, Buyers shall be deemed to have approved such draft Pre-Closing Period Tax Return. The Buyers and the Sellers shall act in good faith to resolve any such dispute as promptly as practicable. If the Buyers and the Sellers cannot resolve any such disputed item, the item in question shall be resolved by the Neutral Auditor. The fees and expenses of the Neutral Auditor shall be paid by the Buyers, except that if the Neutral Auditor shall agree in whole or in part with an adjustment to the Pre-Closing Period Tax Returns proposed by the Buyers, the Sellers shall pay a fraction of the fees and expenses of the Neutral Auditor the numerator or which is the aggregate dollar amount of adjustments to the Pre-Closing Period Tax Returns proposed by the Buyers that are accepted by the Neutral Auditor and the denominator of which is the aggregate dollar amount of adjustments to the Pre-Closing Period Tax Returns proposed by the Buyers. The Sellers shall be responsible for all Taxes due in respect of Pre-Closing Period Tax Returns.

(b)       Preparation and Filing of Tax Returns, and Payment of Taxes, for Straddle Periods. The Buyers shall prepare and timely file, or cause the applicable Company to prepare and timely file, all Tax Returns required to be filed for any Company for all periods beginning on or before and ending after the Closing Date (such periods, “Straddle Periods” and such Tax Returns, “Straddle Period Tax Returns”). All Straddle Period Tax Returns shall be prepared in a manner consistent with the past practice of the applicable Company (unless otherwise required by Law). The Buyers shall deliver or cause to be delivered drafts of all Straddle Period Tax Returns to Sellers for their review at least thirty (30) days prior to the Due Date of any such Straddle Period Tax Return and shall notify the Sellers of the Buyers’ calculation of Sellers’ share of the Taxes of such Company (determined in accordance with Section 6.18(c) of this Agreement); provided, however, that such drafts of such Straddle Period Tax Returns and such calculations of Sellers’ share of the Tax liability for such Straddle Period shall be subject to the Sellers’ review and approval. If the Sellers withhold their consent and dispute any item on a Straddle Period Tax Return, they shall notify the Buyers in writing of such disputed item (or items) and the basis for its objection at least ten (10) days prior to the Due Date of any such Straddle Period Tax Return. In the event that Sellers do not deliver such notice at least ten (10) days prior to the Due Date of any such Straddle Tax Return, Sellers shall be deemed to have approved such draft Straddle Period Tax Return. The Buyers and the Sellers shall act in good faith to resolve any dispute as promptly as practicable. If the Buyers and the Sellers cannot resolve any disputed item, the item in question shall be resolved by the Neutral Auditor. The fees and expenses of the Neutral Auditor shall be paid by the Sellers except that if the Neutral Auditor shall agree in whole or in part with an adjustment to the Straddle Period Tax Returns proposed by the Sellers, the Buyers shall pay a fraction of the fees and expenses of the Neutral Auditor the numerator of which is the aggregate dollar amount of adjustments to the Straddle Period Tax Returns proposed by the Sellers that are accepted by the Neutral Auditor and the denominator of which is the aggregate dollar amount of adjustments to the Straddle Period Tax Returns proposed by the Sellers. The Sellers shall be responsible for the portion of Taxes due in respect of Straddle Period Tax Returns that are finally determined to be allocable to the Sellers in accordance with this Section 6.18(b) and Section 6.18(c) of this Agreement.

(c)       In the case of any Taxes of a Company that are payable with respect to Straddle Periods, the portion of any such Taxes that are attributable to the portion of the Straddle Period that ends on the Closing Date shall (i) in the case of Taxes that are based upon or related to income or receipts or imposed on a transactional basis be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date; and (ii) in the case of other Taxes be allocated pro rata per day between the period ending on the Closing Date and the period beginning the day after the Closing Date. For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the period ending on the Closing Date and the period beginning after the Closing Date. The parties hereto will, to the extent permitted by applicable Law, elect with the relevant Tax authority to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date.

(d)       Tax Refunds. The Buyers shall pay to the Sellers (a) all Tax refunds and credits of Taxes (including any interest in respect thereof) received by any of the Buyers or their Affiliates or any Company after the Closing Date and attributable to Taxes paid by any Company with respect to any Pre-Closing Period and (b) the portion of all refunds of Taxes or credits of Taxes (including any interest in respect thereof) received by any of the Buyers or their Affiliates or any Company after the Closing Date and attributable to Taxes paid by any Company with respect to any Straddle Period (such portion to be allocated consistent with the principles set forth in Section 6.18(c)). Any such refunds or credits of Taxes required to be paid by the Buyers to the Sellers shall be paid within five (5) Business Days of the receipt of such refunds or credits of Taxes by the Buyers, their Affiliates or the Companies.

(e)       Limitations on Actions. Subject to Section 10.6(b), unless required by one or more Laws, neither the Buyers nor any of their Affiliates (including after the Closing, the Companies) shall take any action after the Closing relating or attributable to (or that could affect Taxes with respect to) a Pre-Closing Period or Straddle Period that could result in any increased Taxed liability (or a reduction in a refund or credit) in respect of a Pre-Closing Period or the portion of a Straddle Period ending on the Closing Date (determined in accordance with the principles of Section 6.18(c)).

(f)        Amended Tax Returns.

(i)        Sellers shall be entitled to amend any Pre-Closing Period Tax Return of any Company and the Buyers shall, and shall cause their Affiliates, to cooperate with the Sellers to amend such Tax Returns, provided, however, that the same procedures set forth in Section 6.18(a) shall apply, and provided, further, that the Sellers shall promptly reimburse the Buyers for all reasonable out-of-pocket expenses for advisors incurred by Buyers in connection with the review or filing of such amended Tax Return. Buyers shall not be entitled to amend any Pre-Closing Tax Return without the consent of Sellers.

(ii)       Buyers shall be entitled to amend any Straddle Period Tax Return of any Company and the Sellers shall, and shall cause their Affiliates, to cooperate with the Buyers to amend such Tax Returns, provided, however, that the same procedures set forth in Section 6.18(b) shall apply, and provided, further, that the Buyers shall promptly reimburse the Sellers for all reasonable out-of-pocket expenses for advisors incurred by Sellers in connection with the review or filing of such amended Tax Return. Sellers shall not be entitled to amend any Straddle Period Tax Return without the consent of Buyers.

(g)       Termination of Tax Sharing Agreements. On or before the Closing Date, Sellers shall cause to be terminated any Tax allocation, Tax sharing or similar agreement to which any of the Companies is a party, on the one hand, and any of the Sellers or their Affiliates (other than the Companies) is a party, on the other hand, shall eliminate, through satisfaction or otherwise, any liabilities thereunder and thereafter none of the Companies shall have any liabilities or other obligations under any such agreements. For purposes of this Section 6.18(g), the term Affiliate shall include Parent and its consolidated Subsidiaries without regard to whether any such Subsidiary is an investment fund managed by Parent or any of its Affiliates.

SECTION 6.19          Tax Cooperation. Each Buyer and the Sellers shall (a) use its reasonable best efforts to properly retain and maintain the existing tax records of the Companies that relate to Tax periods for which Sellers may have any indemnification obligations to Buyers pursuant to Article X for six (6) years following the close of the period to which such records relate, (b) transfer such records to Buyers upon their written request prior to the destruction, abandonment or disposition of such records, and (c) allow Sellers and their respective agents and representatives, at times and dates reasonably and mutually acceptable to the parties, to from time to time inspect and review such records as Sellers may deem necessary or appropriate; provided, however, that in all cases, such activities are to be conducted by Sellers during normal business hours and at the Sellers’ sole expense. Any information obtained under this Section 6.19 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax proceedings.

SECTION 6.20          Excluded Portfolio Assets.

(a)       Prior to the Closing, (i) the Sellers shall seek to obtain the consent of Merrill Lynch to the transfer of all of the Intercreditor Bonds to CGMI, free and clear of all Liens and transfer and foreclosure restrictions (other than Permitted Liens, which shall not include transfer and foreclosure restrictions), and in the event such consent is obtained and CGMI acquires said Bonds free and clear of all such Liens and transfer and foreclosure restrictions (other than such Permitted Liens, which shall not include transfer and foreclosure restrictions) at the Closing, CGMI shall pay the Merrill Lynch Intercreditor Bond Amount to Sellers at the Closing, and (ii) if the consent of Merrill Lynch is not obtained prior to Closing, the Sellers shall transfer the Intercreditor Bonds out of the respective Company owning such Bonds and take all steps necessary to ensure that the Intercreditor Bonds are not transferred to Buyers by operation of Law or by any other means and Buyers shall not pay the Merrill Lynch Intercreditor Bond Amount at Closing (and all costs and expenses incurred in connection with this transfer shall be paid by the Sellers). The Sellers may initiate the transfer described in clause (ii) above at any time after the date of this Agreement, upon their determination that Merrill Lynch will not grant such consent. In the event such transfer pursuant to clause (ii) above occurs, Buyers shall, subject to Buyers’ internal approval, provide to the Sellers sufficient financing to allow the Sellers to redeem the outstanding debt in all trusts in which such Intercreditor Bonds are held and such financing shall be on terms no less favorable than the financing available through the applicable Roaring Forks trusts.

(b)       Prior to the Closing, the Sellers shall transfer the Bonds listed on Schedule 2.1(b) out of the respective Company owning such Bonds. Buyers shall, subject to Buyers’ internal approval, provide to the Sellers sufficient financing to fund the purchase of such excluded Bonds and such financing shall be on terms no less favorable that the financing available through the applicable P-Float or Roaring Forks trusts.

SECTION 6.21          Delivery of Books and Records and Acquired Assets. On the Closing Date, the Sellers shall deliver or make available to Buyers at the locations at which the Affordable Housing Business is conducted, all of the books and records of the Companies, the books and records relating to the Acquired Assets as are in the Sellers’ possession, or where necessary, copies of the same, and all other Acquired Assets, and if at any time after the Closing the Sellers discover in their possession or under their control any other books and records of the Companies, books and records relating to the Acquired Assets or Assumed Liabilities, they shall forthwith deliver these to Buyers. Notwithstanding anything to the contrary contained herein, this Section 6.21 shall not apply with respect to any books, records or data relating or attributable to Taxes or Tax Returns, which shall be governed exclusively by Sections 6.19 and 10.6(c).

SECTION 6.22          Non-Competition.

(a)       Except as otherwise permitted or required under this Agreement or the other Transaction Documents, Parent and the Sellers shall, for a period of two (2) years from the Closing Date, refrain from, either alone or in conjunction with any other Person, or directly or indirectly through their present or future Affiliates, (i) engaging in or having a profit interest with voting rights or equity interest in any Person that is engaged in the Affordable Housing Business and (ii) organizing or forming an investment fund which holds more than 20% of its assets in low income multifamily housing properties financed by tax exempt debt.

(b)       Notwithstanding the foregoing restrictions, Parent, the Sellers and their Affiliates shall be deemed to not have violated the provisions of this Section 6. 22 as a result of Parent, the Sellers or their Affiliates:

(i)        engaging in any business which is not part of the Affordable Housing Business; or

(ii)       acquiring, in the aggregate, a passive interest representing 20% or less of any class of securities registered under the Securities Exchange Act of 1934; or

(iii)      acquiring directly or indirectly any diversified business (whether by merger, purchase of stock or assets or otherwise) having less than 20% of its annual revenues (based on such business’s latest annual financial statements) attributable to any of the lines of business which comprised the Affordable Housing Business on the Closing Date.

(c)       The restrictions of the provisions of this Section 6.22 shall be deemed to not apply to any third party who becomes an Affiliate of the Sellers or Parent by way of a merger, consolidation, combination with, or acquisition of substantially all the assets and properties of, Parent or a Seller.

(d)       The Parties recognize that the Laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this Section. It is the intention of the Parties that the provisions of this Section be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provisions of this Section shall not render unenforceable, or impair, the remainder of the provisions of this Section. Accordingly, if any provision of this Section shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

(e)       The Parties acknowledge and agree that any remedy at Law for any breach of the provisions of this Section would be inadequate, and Sellers hereby consent to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

SECTION 6.23          Affiliate Transactions. Except as set forth in the Disclosure Schedule, immediately prior to the Closing, all Indebtedness (including guarantees of Indebtedness) and other amounts owing under Contracts between any Seller or any officer, director or Affiliate (other than any Company) of any Seller or any Affiliate thereof or any Person controlled by Parent, on the one hand, and any Company, on the other, shall be eliminated (through payment in full, contribution or otherwise), and the Sellers shall terminate and shall cause any such officer, director or Affiliate to terminate each Contract with any Company. Prior to the Closing, except as otherwise permitted under this Agreement, no Company shall enter into any Contract or amend or modify any existing Contract, and shall not engage in any transaction outside the Ordinary Course of Business (other than pursuant to Contracts set forth in the Disclosure Schedule with respect to Section 3.7(c)), with the Sellers or any such officer, director or Affiliate.

SECTION 6.24          Guarantees and Letter of Credit.

(a)       Prior to and from and after the Closing, the Parties will each cooperate with one another and use all commercially reasonable efforts to cause Buyers to assume and be substituted for the Sellers as the obligor under all Affordable Housing Guarantees and to obtain the release of the Sellers from all such Affordable Housing Guarantees. From and after the Closing, neither the Sellers nor any of their Affiliates shall have any obligation to extend, renew or increase the principal amount of any Affordable Housing Guarantee that remains outstanding or create or enter into any new or additional Affordable Housing Guarantee.

(b)       With respect to any Affordable Housing Guarantee under which any Seller remains obligated after the Closing, from and after the Closing, Buyers and the Companies shall not increase the amount of any such Affordable Housing Guarantee or any obligation underlying any such Affordable Housing Guarantee (each such Affordable Housing Guarantee or obligation underlying any such Affordable Housing Guarantee, a “Credit Obligation”), extend any expiration date of any such Credit Obligation, extend the period of time for presentation of documents or demands under any such Credit Obligation, agree to any substitution of any such

Credit Obligation, or agree to any creation, material amendment, material supplement, material waiver or other material modification of any such Credit Obligation, without the prior written agreement of the Sellers.

(c)       From and after the Closing, Buyers shall reimburse and otherwise jointly and severally indemnify and hold harmless each Seller and each of their Affiliates for the full amount of all payments made or other Liabilities incurred (each, a “Guarantee Payment”) by any Seller or any of its Affiliates in connection with any Affordable Housing Guarantee, which reimbursement shall be made by wire transfer of immediately available funds in the full amount of any such Guarantee Payment. Any such reimbursement shall be made within five (5) Business Days after written demand by the Sellers. None of the Sellers nor any of its respective Affiliates, employees, officers, directors, agents or stockholders assumes or shall have liability or responsibility for: (A) any acts or omissions of any beneficiary or transferee of any Credit Obligation or of any provider of credit pursuant to any Credit Obligation, or any person purporting to act on behalf of the foregoing (each, a “Credit Provider”), (B) the form, validity, sufficiency, correctness, genuineness or legal effect of any demand, instrument, draft, document, certificate or other writing given to any of the Sellers or any of their Affiliates in connection with any Credit Obligation, or of any signatures or endorsements thereon, (C) the failure of any Credit Provider to meet any obligations owed to the Buyers or the Companies, (D) any act, omission, error, breach, negligence, gross negligence or misconduct of any Credit Provider and (E) any errors, inaccuracies, omissions, interruptions or delays in transmission or delivery of any messages, directions or correspondence.

(d)       At Closing, the Buyers shall cause the Freddie Mac Letter of Credit to be extinguished.

SECTION 6.25          Remarketing Agreements.

(a)       Prior to the Closing, the Sellers shall use commercially reasonable efforts to obtain any required consents to the appointment of CGMI as successor remarketing agent under each Remarketing Agreement. Without limiting the generality of the foregoing, Capmark Securities shall, promptly after the date of this Agreement, send a notice to the other parties under each Remarketing Agreement (i) requesting that such other parties consent to the appointment of CGMI or its designee (the “Citi Remarketing Agent”) as its successor remarketing agent as of the Closing Date and (ii) advising such other parties that Capmark Securities will be delegating its duties under such Remarketing Agreement to the Citi Remarketing Agent as of the Closing Date; provided that notices to other parties under Remarketing Agreements which expressly prohibit the delegation of duties under such Remarketing Agreement shall not address clause (ii) above.

(b)       At Closing, any Remarketing Agreement in respect of which all consents to the appointment of the Citi Remarketing Agent as successor remarketing agent has not been obtained shall be subject to the terms of the Remarketing Transitional Services Agreement (collectively, the “Delegated Remarketing Agreements”) and the rights and obligations of Capmark Securities thereunder shall be delegated to the Citi Remarketing Agent pursuant to such Remarketing Transitional Services Agreement; provided that any Remarketing Agreement (x) which contains an express prohibition on delegation, (y) which cannot be delegated as a matter of applicable State law or (z) with respect to which a counter party to such agreement has notified Capmark Securities that the counterparty has objected to such delegation (collectively, the “Retained Remarketing Agreements”) shall not be subject to such delegation. Notwithstanding anything hereunder to the contrary, Capmark Securities shall be entitled to have one employee of its choosing to service the Retained Remarketing Agreements for a period of no more than two (2) years.

(c)       For a period of two (2) years from and after the Closing Date (or with respect to any Remarketing Agreement, the expiration or termination thereof, if earlier), Capmark Securities shall: (i) upon written request from the Citi Remarketing Agent, resign as remarketing agent under any Delegated Remarketing Agreement or Retained Remarketing Agreement; (ii) cooperate with the Citi Remarketing Agent to obtain any required consents to the appointment of the Citi Remarketing Agent as remarketing agent under the Delegated Remarketing Agreements and Retained Remarketing Agreements; and (iii) pay to Buyers as an adjustment to the Purchase Price an amount equal to the Net Revenue from all Retained Remarketing Agreements. “Net Revenue”, as used in this Section 6.25(c), shall mean the revenue received by Sellers under such Retained Remarketing Agreements less the reasonable costs incurred by Sellers (including compensation and benefits of the employee performing the remarketing services) of providing such remarketing services, provided that the Sellers shall provide supporting documentation evidencing such costs to Buyers upon Buyers’ request. After such two (2) year period, Capmark Securities shall resign as remarketing agent under any remaining Delegated Remarketing Agreements and Retained Remarketing Agreements and its obligations under this Section 6.25 and the Remarketing Transitional Services Agreement shall terminate.

SECTION 6.26          Notice and Cure. Buyers and the Sellers shall notify the other Parties in writing of, and contemporaneously shall provide the other Parties with true and complete copies of any and all information or documents relating to, and shall use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes known to such Party, occurring after the date hereof, that causes or shall cause any covenant or agreement of such Party under this Agreement to be breached or that renders or shall render untrue any representation or warranty of such Party contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Sellers shall provide updates to Buyers with respect to ongoing Actions or Proceedings relating to the Affordable Housing Business. No notice given pursuant to this Section 6.26 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein or shall in any way limit a Party’s right to seek indemnity under Article X.

SECTION 6.27          Assessment. Upon reasonable prior notice from Buyers, the Sellers shall provide Buyers access, during regular business hours, to the facilities and systems of the Sellers that are to be used by Buyers pursuant to the Transition Services Agreement for the purpose of Buyers performing assessments of the capabilities of the Sellers to perform the services under the Transition Services Agreement. If, as a result of any such assessment, Buyers reasonably determine that there exists a deficiency or inadequacy in the capabilities of the Sellers to perform such services, then Buyers shall notify the Sellers thereof. The Sellers shall promptly, and at the cost and expense of Buyers, either (i) remediate any such deficiency or inadequacy as requested by Buyers or (ii) engage a third-party servicer to perform such services in accordance with the terms of the Transition Services Agreement; provided that the Sellers shall not be obligated to conduct any such remediations in the event any such action would adversely affect or unduly burden the ability of Buyers to conduct their business or otherwise comply with applicable Laws.

ARTICLE VII
CLOSING CONDITIONS

SECTION 7.1            Conditions to Each Party’s Obligations Under this Agreement. The respective obligations of each Party under this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions:

(a)       Any waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated;

(b)       no injunction, restraining Order or other ruling or Order issued by any court of competent jurisdiction or Governmental Authority or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect;

(c)       each Mortgage Program Sponsor Transfer Agreement shall have been executed by the applicable Mortgage Program Sponsor; and

(d)       Capmark Securities shall have received any required approval from the NASD of the transfer of the Acquired Assets unless Sellers determine that no such approval is required.

SECTION 7.2            Conditions to the Obligations of Buyers Under this Agreement. The obligations of each Buyer under this Agreement shall be further subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a)       Each of the covenants, agreements and obligations of the Sellers required to be performed by them at or prior to the Closing pursuant to this Agreement shall have been duly performed and complied with in all material respects;

(b)       the representations and warranties of the Sellers contained in this Agreement, disregarding all qualifications or limitations of such representations and warranties by reference to materiality set forth herein, shall be true and correct as of the date of this Agreement and as of the Closing as though made at and as of the Closing (except as to any representation or warranty which specifically relates to an earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect;

(c)       Buyers shall have received a certificate of a senior executive officer of Seller certifying as to the fulfillment of the conditions set forth in Section 7.2(a) and (b) hereof;

(d)       all consents, Licenses, approvals, waivers, clearances, authorizations and actions of, filings with and notices to Freddie Mac necessary to permit Buyers to perform their obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby as set forth in Schedule 7.2(d), (i) shall have been duly obtained, made or given, (ii) shall be in form and substance reasonably satisfactory to Buyers, (iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iv) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by Freddie Mac necessary for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall have occurred;

(e)       all consents, Licenses, approvals, waivers, clearances, authorizations and actions of, filings with and notices to Fannie Mae or any Governmental Authority or SRO necessary to permit Buyers to perform their obligations under this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby and thereby as set forth in Schedule 7.2(e), (i) shall have been duly obtained, made or given, (ii) shall be in form and substance reasonably satisfactory to Buyers and the Fannie Mae License shall contain a 1/3 pari passu loss sharing obligation with respect to risk sharing obligations (iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iv) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by Fannie Mae or any Governmental Authority or SRO necessary for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall have occurred;

(f)        since the date hereof, there shall not have occurred any Material Adverse Effect; and

(g)       all Excluded Portfolio Assets shall have been transferred out of the Companies.

SECTION 7.3            Conditions to the Obligations of Sellers under this Agreement. The obligations of the Sellers under this Agreement shall be further subject to the satisfaction, at or prior to the Closing, of the following conditions:

(a)       Each of the covenants, agreements and obligations of Buyers required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects;

(b)       the representations and warranties of Buyers contained in this Agreement, disregarding all qualifications or limitations of such representations and warranties by reference to materiality set forth herein, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except as to any representation or warranty which specifically relates to an earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, is not reasonably likely to have a material adverse effect on the ability of Buyers to perform their obligations under this Agreement or consummate the transactions contemplated by this Agreement; and

(c)       the Sellers shall have received a certificate of a senior executive officer of the Seller certifying as to the fulfillment of the conditions set forth in Section 7.3(a) and (b) hereof.

ARTICLE VIII
CLOSING

SECTION 8.1            Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Reed Smith LLP, 599 Lexington Avenue, New York, New York, subject to the satisfaction or waiver of the conditions set forth in Article VII, commencing at 9:00 a.m. local time on the Friday occurring at least two (2) Business Days following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the “Closing Date”). At the Closing:

(a)       The Sellers shall deliver or cause to be delivered to Buyers an executed copy of the following:

(i)        the certificate described in Section 7.2(c);

(ii)       certificates representing all of the Equity Interests in appropriate form for transfer to CGMI or accompanied by powers duly executed in blank;

(iii)      certificates of good standing for each Company dated within five (5) Business Days of the Closing Date;

(iv)      the Remarketing Transitional Services Agreement;

(v)       the Transition Services Agreement;

(vi)      the Multifamily Mortgage Subservicing Agreement;

(vii)     the Trademark License Agreement;

(viii)    subject to Section 8.2, the Mortgage Program Sponsors Transfer Agreements;

(ix)       (A) a bill of sale and general assignment in the form attached hereto as Exhibit F; (B) an assignment of the Intellectual Property in the form attached hereto as Exhibit G; and (C) such other instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Buyers’ counsel, as shall be necessary to vest in Buyers good title to the Acquired Assets;

(x)        a duly executed certificate from each Seller of non-foreign status in a form and manner that complies with Section 1442(b)(2) of the Code and Treasury Regulations thereunder; and

(xi)       all other previously undelivered documents required to be delivered by the Sellers to Buyers at or prior to the Closing pursuant to the terms of this Agreement, in form and substance reasonably acceptable to Buyers, as may be reasonably necessary to effect the Closing.

(b)       Buyers shall deliver or cause to be delivered to the Sellers an executed copy of the following:

(i)        the certificate described in Section 7.3(c);

(ii)       the Remarketing Transitional Services Agreement;

(iii)      the Transition Services Agreement;

(iv)      the Multifamily Mortgage Subservicing Agreement;

(v)       the Trademark License Agreement;

(vi)      subject to Section 8.2, the Mortgage Program Sponsors Transfer Agreements;

(vii)     an assumption in the form attached hereto as Exhibit H and such other instruments of assumption with respect to the Assumed Liabilities as the Sellers and their counsel may reasonably request; and

(viii)    all other previously undelivered documents required to be delivered by Buyers to the Sellers at or prior to the Closing pursuant to the terms of this Agreement, in form and substance reasonably acceptable to the Sellers, as may be reasonably necessary to effect the Closing.

(c)       Buyers shall pay the Estimated Purchase Price to Sellers, in U.S. dollars by wire transfer of immediately available funds to an account or accounts designated by the Sellers, such account to be designated by the Sellers at least two (2) Business Days prior to the Closing Date.

(d)       Purchase Price Allocation. Not later than thirty (30) days following the definitive determination of the Final Closing Balance Sheet (as provided by Section 2.3(a)), Sellers shall deliver to Buyers a schedule setting forth the allocation of the Purchase Price (increased to take into account any liabilities properly included therein) among the Companies in accordance with Code Section 1060 and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign Law, as appropriate) (the “Allocation Schedule”). If Buyers disagree with any items reflected on the Allocation Schedule, Buyers shall notify Sellers of such disagreement in writing within thirty (30) days of receipt of the proposed Allocation Schedule, which notice shall set forth the reasons for Buyers’ disagreement. If Buyers do not notify Sellers of any objections to the Allocation Schedule in the time and manner specified in the preceding sentence, the Allocation Schedule shall be treated as agreed by Buyers. If the Buyers do timely notify the Sellers of any disagreement with the Allocation Schedule, Sellers and Buyers shall cooperate in good faith to resolve the disagreement. To the extent Sellers and Buyers cannot agree on the contents of the Allocation Schedule within sixty (60) days following the delivery of the schedule pursuant to the first sentence of this Section 8.1(d), Sellers and Buyers shall be free to use their own allocation schedule in preparing their respective U.S. federal, state, local and foreign Tax Returns and other filings. If the Parties are able to agree on the Allocation Schedule, Sellers and Buyers shall (subject to any purchase price adjustments as a result of indemnity payments hereunder) report and file Tax Returns (including but not limited to Internal Revenue Service Forms 8594, if required) in all respects and for all purposes consistent with the Allocation Schedule and neither Buyers nor Sellers shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Allocation Schedule unless required to do so by applicable Law provided, however, that, in the event that any of the allocations set forth in the final Allocation Schedule is disputed by any Tax Authority, the Party receiving notice shall promptly notify the other Party concerning resolution of the dispute.

SECTION 8.2            Freddie Mac Closing. Notwithstanding anything contained in this Agreement to the contrary, in the event that all of the conditions set forth in Article VII (other than Section 7.1(c) insofar as it relates to the Freddie Mac Transfer Agreement and Section 7.2(d)) have been satisfied or waived (other than conditions with respect to actions the respective Parties will take at such Closing), Buyers may elect to not acquire the Freddie Mac Business at the Closing and to consummate the Closing with respect to the remaining parts of the Affordable Housing Business by delivery of written notice (the “Freddie Mac Closing Notice”) to the Sellers, and defer the acquisition of the Freddie Mac Business until the Freddie Mac Closing Date on the terms and conditions hereinafter set forth; provided that Buyers may not make such election if Freddie Mac shall have informed the Sellers that a separate Closing would be in violation of Sellers’ obligations to Freddie Mac with respect to the Freddie Mac Multifamily Plus Seller/Servicer program or the Freddie Mac Shadow Processing program. Between the date of the Closing and the date of the Freddie Mac Closing, Buyers shall cause the Hired Employees to make themselves reasonably available to assist the Sellers with the closing of any transactions contemplated in any forward commitment in connection with the Freddie Mac Business. Upon delivery by Buyers of a Freddie Mac Closing Notice to Sellers, the following shall apply:

(a)       At the Closing,

(i)        no Acquired Assets or Assumed Liabilities pertaining to the Freddie Mac Business shall be acquired or assumed by Buyers;

(ii)       Buyers and Sellers, respectively, shall not deliver to the other Party the Freddie Mac Transfer Agreement;

(iii)      Buyers shall not be obligated to cause the Freddie Mac Letter of Credit to be extinguished; and

(iv)      the Acquired Assets and Assumed Liabilities pertaining to the Freddie Mac Business shall be disregarded in the Estimated Closing Balance Sheet and the Final Closing Balance Sheet.

(b)       In the event a Freddie Mac Closing Notice has been delivered to Sellers, and upon the satisfaction or waiver of the conditions set forth in Sections 7.1(b) and (c), 7.2(a), (b), (c) and (d) and 7.3(a), (b) and (c) (each of such conditions to apply solely with respect to the Freddie Mac Business) prior to April 30, 2007, the closing of the acquisition of the Freddie Mac Business (the “Freddie Mac Closing”) shall take place at the offices of Reed Smith LLP, 599 Lexington Avenue, New York, New York, commencing at 9:00 a.m. local time on the Business Day occurring at least two Business Days following the satisfaction or waiver such conditions

(other than conditions with respect to actions the respective Parties will take at such Closing) or such other date as the Parties may mutually determine (the “Freddie Mac Closing Date”). In the event the Freddie Mac Closing does not take place by April 30, 2007, either Party shall be entitled to terminate this Agreement with respect to the Freddie Mac Business. At the Freddie Mac Closing:

(i)        The Sellers shall deliver or cause to be delivered to Buyers an executed copy of the following:

(A)      the certificate described in Section 7.2(c) (solely with respect to the Freddie Mac Business);

(B)       the Freddie Mac Transfer Agreement;

(C)       (1) a bill of sale in the form attached hereto as Exhibit F, with respect to the Acquired Assets pertaining to the Freddie Mac Business; and (2) such other instruments of conveyance, assignment and transfer, in form and substance reasonably acceptable to Buyers’ counsel, as shall be necessary to vest in Buyers good title to the Acquired Assets pertaining to the Freddie Mac Business; and

(D)       all other previously undelivered documents required to be delivered by the Sellers to Buyers with respect to the Acquired Assets pertaining to the Freddie Mac Business at or prior to the Freddie Mac Closing pursuant to the terms of this Agreement, in form and substance reasonably acceptable to the Buyers, as may be reasonably necessary to effect the Freddie Mac Closing;

(ii)       Buyers shall deliver or cause to be delivered to the Sellers an executed copy of the following:

(A)      the certificate described in Section 7.3(c) (solely with respect to the Freddie Mac Business);

(B)       the Freddie Mac Transfer Agreement;

(C)       an assumption in the form attached hereto as Exhibit H with respect to the Assumed Liabilities pertaining to the Freddie Mac Business and such other instruments of assumption with respect to the Assumed Liabilities pertaining to the Freddie Mac Business as the Sellers and their counsel may reasonably request; and

(D)       all other previously undelivered documents required to be delivered by Buyers to the Sellers with respect to the Acquired Assets pertaining to the Freddie Mac Business at or prior to the Freddie Mac Closing pursuant to the terms of this Agreement, in form and substance reasonably acceptable to the Buyers, as may be reasonably necessary to effect the Freddie Mac Closing; and

(iii)      Buyers shall cause the Freddie Mac Letter of Credit to be extinguished.

SECTION 8.3            Freddie Mac Purchase Price.

(a)       No later than the second Business Day prior to the Freddie Mac Closing Date, the Sellers shall cause to be prepared and delivered to Buyers a good faith calculation of the Freddie Mac Purchase Price as of the close of business on the date immediately prior to the Freddie Mac Closing Date (the “Estimated Freddie Mac Purchase Price”). The Estimated Freddie Mac Purchase Price determined by Sellers shall be binding on Buyers and the Sellers.

(b)       On the Freddie Mac Closing Date, Buyers will pay the Estimated Freddie Mac Purchase Price by wire transfer of immediately available funds to such account or accounts as the Sellers shall have designated in writing to Buyers prior to the Freddie Mac Closing Date.

(c)       Section 2.3 shall in all relevant respects apply mutatis mutandis to adjustments to, payments of and disputes with respect to the Estimated Freddie Mac Purchase Price.

SECTION 8.4            Effects of a Freddie Mac Closing. In the event that there is a Freddie Mac Closing, for the purposes of Article VI, the term “Closing” shall be deemed to also refer to the Freddie Mac Closing in so far as the relevant provision relates to the assets and properties and Assumed Liabilities pertaining to the Freddie Mac Business.

ARTICLE IX
TERMINATION AND ABANDONMENT

SECTION 9.1            Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)       by mutual consent of the Sellers and Buyers; or

(b)       by either the Sellers or Buyers:

(i)        if a court of competent jurisdiction or Governmental Authority shall have issued an Order or ruling or taken any other action (which Order or ruling the Parties shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order, ruling or other action shall have become final and nonappealable; or

(ii)       if the Closing shall not have occurred on or before February 28, 2007 (the “Termination Date”); provided that if the only conditions (other than conditions with respect to actions the respective Parties will take at the Closing itself) that have not been satisfied or waived on the Termination Date are (y) the condition set forth in Section 7.1(a) or (z) the consent of Fannie Mae or Freddie Mac required under Sections 7.1(c), 7.2(d) and (e) the Termination Date shall be extended to March 31, 2007.

provided, however, that the right to terminate this Agreement shall not be available to any Party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

SECTION 9.2            Procedure and Effect of Termination. In the event of termination and abandonment of the transactions contemplated hereby pursuant to Section 9.1, written notice thereof shall forthwith be given to the other Parties and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the Parties. If this Agreement is terminated as provided herein, this Agreement shall become null and void and no Party shall have any liability or further obligation to any other Party to this Agreement resulting from such termination except (a) that the provisions of this Section 9.2 shall remain in full force and effect, (b) no Party waives any claim or right against a breaching Party to the extent that such termination results from the breach by a Party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement and the Sellers or Buyers may seek such remedies, including damages, against the other with respect to such breach as provided in this Agreement, or, in the case of fraud or willful breach, as are otherwise available at Law or in equity, and (c) the confidentiality provisions contained in Section 6.10 above and the expense provisions contained in Section 11.4 below, shall survive termination.

ARTICLE X
SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
INDEMNIFICATION

SECTION 10.1          Survival of Representations and Warranties, Etc. All of the representations, warranties, covenants and agreements of the Parties contained in this Agreement will survive the Closing, (a) indefinitely with respect to the representation and warranties contained in Sections 3.1(e), 3.2(a), 3.2(b), 3.2(c), 3.2(d), 3.2(e), 3.15(c), 4.2(a), 4.6, 4.14(b) and 5.2(a), (b) until sixty (60) days after the expiration of all applicable statute of limitations (taking into account all valid extensions) with respect to any Tax representation or warranty set forth in Section 3.8 and any covenant or agreement relating to Taxes set forth in Sections 6.1(b)(xv), 6.17, 6.18 and 6.19; (c) for three (3) years from the Closing Date in the case of the covenants and agreements contained in 6.9 and 6.10 and the representations and warranties contained in Sections 4.3 and 5.3; (d) for eighteen (18) months from the Closing Date in the case of all other representations and warranties and any covenant or agreement to be performed in whole or in part on or prior to the Closing; or (e) with respect to each other covenant or agreement contained in this Agreement, the date on which such covenant or agreement is to be performed or, if no such date is not specified, three years; provided that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause (b), (c), (d) or (e) above will, if a reasonably specified Claim Notice or Indemnity Notice (as applicable) shall have been timely given under this Article X on or prior to such termination date, continue to survive with respect to such claim only until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Article X.

SECTION 10.2          Parent’s and Sellers’ Indemnification of Buyers. Subject to the overall limitations, the minimum amounts and the time limitations set forth in this Article X, Parent and the Sellers will jointly and severally indemnify and hold Buyers harmless from and with respect to any and all claims, fines, penalties, Liabilities (including guarantees of Indebtedness), losses, damages, costs and expenses, including without limitation the reasonable fees and disbursements of counsel, but excluding punitive or consequential damages (collectively, “Damages”) caused by, resulting from or arising out of (i) the breach of any representation or warranty of the Sellers contained in this Agreement, provided, however, that for the purposes of this indemnification provision, any qualification or limitation of such representation or warranty by reference to materiality of the matters stated therein shall be disregarded in determining the amount of Damages caused by any inaccuracy, incompleteness or breach thereof; provided, further, that with respect to the representations and warranties set forth in Section 3.19 and any representation and warranties with respect to the Guidelines of the Mortgage Program Sponsor, this indemnification provision shall be limited to Third Party Claims; (ii) the breach or non-performance of any covenant or agreement made by Parent or the Sellers in this Agreement, (iii) any Excluded Liability, (iv) any Excluded Asset, (v) the MIP Liability (vi) the Fayne/Torrence Liability or (vii) any Third Party Claims resulting from Buyer’s compliance with the covenants and agreements contained in Section 6.16.

SECTION 10.3          Buyers’ Indemnification of Sellers. Subject to the overall limitations, the minimum amounts and the time limitations set forth in this Article X, each Buyer will, severally and not jointly, indemnify and hold the Sellers harmless from and with respect to any and all Damages caused by, resulting from or arising out of (i) the breach of any representation or warranty of such Buyer contained in this Agreement, (ii) the breach or non-performance of any covenant or agreement made by such Buyer in this Agreement, (iii) any Assumed Liability (with respect to Liabilities assumed by such Buyer only), (iv) any actions taken by the Sellers at the request of such Buyer after the Closing Date pursuant to Section 6.4(b) or (v) any Restrictive Covenant Liability.

SECTION 10.4          Indemnified Party. For purposes of indemnification pursuant to this Article X, the term “Indemnifying Party” shall mean the Sellers, jointly and severally, if they are indemnifying Buyers pursuant to Section 10.2 and a Buyer if such Buyer is indemnifying the Sellers pursuant to Section 10.3, and the term “Indemnified Party” shall mean Buyers or the Sellers, as the case may be, and its or their permitted successors, assigns and Affiliates, together with its or their respective shareholders, members, directors, officers, employees, agents and Representatives, if such Party is being indemnified pursuant to Sections 10.2 or 10.3.

SECTION 10.5          Method of Asserting Claims. In the event any Indemnified Party should have a claim under this Article X against any Indemnifying Party that does not involve a Third Party Claim (as hereinafter defined), the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such Party’s rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Damages arising from the claim specified in such Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under this Article X and the Indemnifying Party shall pay the amount of such Damages to the Indemnified Party on demand following the final determination thereof. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

SECTION 10.6          Third Party Claims.

(a)       In the event that Indemnified Party desires to make a claim against any Indemnifying Party under this Article X in connection with any action, suit, proceeding or demand at any time instituted against or made upon an Indemnified Party by any third Party for which the Indemnified Party may seek indemnification hereunder (a “Third Party Claim”), the Indemnified Party shall promptly (and in any event within five (5) Business Days after receiving notice of the Third-Party Claim) deliver a Claim Notice to each Indemnifying Party in writing of such Third Party Claim and of the Indemnified Party’s claim of indemnification with respect thereto. An Indemnifying Party shall have thirty (30) days after receipt of such Claim Notice to notify the Indemnified Party if it has elected to assume the defense of such Third Party Claim; provided, that the Indemnified Party shall in any event be entitled to take such actions as are reasonably necessary to avoid prejudicing the Indemnified Party’s rights with respect to such Third Party Claim during such thirty (30) day period while it awaits notice from an Indemnifying Party. Once an Indemnifying Party elects to assume the defense of such Third Party Claim, such Indemnifying Party shall be entitled at its own expense to conduct and control the defense and settlement of such Third Party Claim through counsel of its own choosing and shall defend such proceeding to final conclusion or settlement (but only with the consent of the Indemnified Party in the case of any settlement that provides for any relief other than the payment of monetary Damages as to which the Indemnified Party will be indemnified in full, which consent shall not be unreasonably withheld); provided that the Indemnified Party may participate in the defense of such Third Party Claim with its own counsel at its own expense, except that the Indemnifying Party will pay the costs and expenses of separate counsel if (x) in the Indemnified Party’s good faith judgment, it is advisable, based on an opinion of counsel, for the Indemnified Party to be represented by separate counsel because a conflict or potential conflict exists between the Indemnifying Party and the Indemnified Party or (y) the named parties to such Third Party Claim include both the Indemnifying Party and the Indemnified Party and the Indemnified Party determines in good faith, based on an opinion of counsel, that defenses are available to it that are unavailable to the Indemnifying Party. Notwithstanding the foregoing, the Indemnified Party may retain or take over the control of the defense or settlement of any Third Party Claim, at any point in time, the defense of which the Indemnifying Party has elected to control if the Indemnified Party irrevocably waives its right to indemnity under this Article X with respect to such Third Party Claim. If an Indemnifying Party fails to notify the Indemnified Party within thirty (30) days after receipt of Indemnified Party’s Claim Notice, the Indemnified Party shall be entitled to assume the defense of such Third Party Claim at the expense of each Indemnifying Party; provided that in no event will the Indemnified Party consent to the entry of any judgment on or enter into any settlement with respect to the Third Party Claim without the prior written consent of each Indemnifying Party, such consent not to be unreasonably withheld. If the Indemnified Party has properly assumed the defense of a Third Party Claim pursuant to the immediately preceding sentence, the Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof (subject to the proviso of the previous sentence); provided, however, that if requested by the Indemnified Party, the Indemnifying Party will provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. The Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of any dispute relating to their respective liability with respect to any Third Party Claim, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction. Notwithstanding anything to the contrary contained in this Agreement, the procedures for Third Party Claims set forth in this Section 10.6(a) shall not apply to any Third Party Claim relating or attributable to Taxes or Tax Returns.

(b)       Third Party Claims Relating to Taxes.

(i)        Buyers shall deliver a Claim Notice to the Sellers in writing promptly following any demand, claim, or notice of commencement of a claim, audit, proposed adjustment, assessment, examination or other administrative or court proceeding with respect to Taxes of the Companies (or Taxes of Sellers or their Affiliates (other than the Companies) imposed on Buyers as a result of transferee liability or otherwise) for which Sellers may be liable pursuant to Section 10.2 (“Contest”), provided, however, that the failure by the Buyers to promptly notify the Sellers pursuant to this Section 10.6(b)(i) shall not release the Sellers from their obligations under Section 10.2 except to the extent that the Seller is prejudiced as a consequence of such failure.

(ii)       With respect to Contests for Taxes of any Company for a Pre-Closing Period (or Taxes of Sellers or their Affiliates (other than the Companies) imposed on Buyers as a result of transferee liability or otherwise) whether or not such Taxes arise in connection with any consolidated, combined or unitary Tax Return, the Sellers shall be entitled to assume and control the defense of such Contest at their own cost and expense and with their own counsel and may (A) pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Tax authority, (B) either pay the Tax claimed or sue for refund where applicable law permits such refund suits or (C) contest, settle or compromise the Contest in any permissible manner, and the Buyers shall (and shall cause their Affiliates to) cooperate with the Sellers in pursuing such Contest (including by providing appropriate powers of attorney). If the Sellers elect to assume the defense of any Contest, (X) the Sellers shall keep the Buyers reasonably informed of all material developments and events relating to such Contest and (Y) at their own cost and expense, the Buyers shall have the right to participate in (but not control) the defense of such Contest.

(iii)      In connection with any Contest that relates to Taxes of any Company for a Pre-Closing Period (or Taxes of Sellers or their Affiliates (other than the Companies) imposed on Buyers as a result of transferee liability or otherwise) that the Seller has the ability to control but does not elect to control pursuant to Section 10.6(b)(ii), such Contest shall be controlled by Buyers and the Sellers agree to cooperate with the Buyers in pursing such Contest, provided, however, that none of the Buyers or their Affiliates (including the Companies) shall enter into any settlement with respect to any such Contest that relates to Taxes of any Company for a Pre-Closing Period (or Taxes of Sellers or their Affiliates (other than the Companies) imposed on Buyers as a result of transferee liability or otherwise) without the prior written consent of the Sellers, which consent shall not be unreasonably withheld or delayed. In connection with any

Contest that is described in this Section 10.6(b)(iii) and controlled by Buyers, the Buyers shall keep the Sellers reasonably informed of all material developments and events relating to such Contest and, at their own cost and expense, the Sellers shall have the right to participate in (but not control) the defense of such Contest.

(iv)      Unless a Contest is with respect to a Tax Return of a consolidated, combined, unitary or similar group (other than a United States federal affiliated group) of which Buyers or their Affiliates (other than the Companies) is the common parent, the Buyers and the Sellers shall jointly control (at each Party’s own cost and expense) all Contests relating to Straddle Periods of any Company. The Parties agree to cooperate with each other in pursuing such Contest and neither the Buyers nor the Sellers shall (or shall permit any of their Affiliates) to settle a Contest relating to a Straddle Period of any Company without the other Party’s prior written consent, which consent shall not be unreasonably withheld or delayed.

(v)       Except as provided in Section 10.6(b)(ii) or Section 10.6(b)(iv), Buyers shall have sole control of any Contest. For any such Contest, the Buyers shall, within ten (10) Business Days of receipt of a notice from the Tax authority, notify the Sellers in writing of its intent to do so. The Buyers shall have the right to determine whether, when and on what terms to settle such Contest; provided, however, that (i) the Buyers shall provide the Sellers with a timely and reasonable detailed account of each stage of such Contest, (ii) the Buyers shall consult with the Sellers before taking any significant action in connection with such Contest, and (iii) the Buyers shall consult with the Sellers and offer the Sellers an opportunity to comment before submitting any written materials prepared or furnished in connection with such Contest. Sellers shall not be entitled to any information regarding or copy of any Tax Return of the Buyers or any of their Affiliates, except to the extent that such information or Tax Return relates solely to one of the Companies.

(c)       The Sellers and Buyers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records and the Companies’ accountants) and assistance relating to any Company as is reasonably requested for the filing of any Tax Returns of or relating to any Company and the preparation, prosecution, defense or conduct of any Contest relating to Pre-Closing Periods and Straddle Periods of the Companies. The Sellers and Buyers shall reasonably cooperate with each other in the conduct of any Contest or other proceeding involving or otherwise relating to any Company with respect to any Pre-Closing Period or Straddle Period. Any information obtained under this Section 10.6(c) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax proceeding.

SECTION 10.7          Treatment of Indemnity Payments. All indemnification payments under this Article X shall be deemed adjustments to the Purchase Price.

SECTION 10.8          Limitations of Liability.

(a)       Indemnifying Party shall not be required to indemnify Indemnified Party hereunder for any Damages arising under Sections 10.2(i) or 10.3(i), except to the extent that the aggregate amount of Damages for which Indemnified Party is entitled to indemnification pursuant to such Sections exceeds $2,700,000 (it being understood and agreed that the $2,700,000 amount is intended as a deductible, and Indemnifying Party shall not be liable for the first $2,700,000 of Damages for which the Indemnified Party is entitled to indemnification).

(b)       The aggregate amounts payable by Indemnifying Party with respect to all claims for indemnification arising under Sections 10.2(i) or 10.3(i) shall not exceed $40,000,000 (after which point Indemnifying Party will have no obligation to indemnify Indemnified Party from and against any further Damages).

(c)       The limitations set forth in Sections 10.8(a) shall not apply to a breach of a representation or warranty contained in Section 3.1(e), 3.2(a), 3.2(b), 3.2(c), 3.2(d), 3.2(e), 3.15(c), 4.2(a), 4.6, 4.14(b) and 5.2(a) or for any Damages arising from or related to any Tax.

(d)       Notwithstanding anything to the contrary contained in this Agreement, (i) subject to Section 10.8(d)(ii); Sellers shall not be required to indemnify and hold Buyers harmless from and in respect of any Damages resulting from any breach of representation, warranty, covenant or agreement set forth in this Agreement relating or attributable to Taxes or Tax Returns other than (A) liabilities for Taxes of the Sellers or their Affiliates (other than the Companies), (B) liabilities for Taxes of the Companies for any Pre-Closing Period and the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 6.18(c) of this Agreement), and (C) reasonable out of pocket costs and expenses for advisors with respect to Contests for Taxes that Buyers control the defense of in accordance with and pursuant to Section 10.6(b)(iii) of this Agreement, provided, however, that, the limitations imposed by this Section 10.8(d)(i) shall not apply to Damages resulting from a breach of Sections 3.8(f), 3.8(h), 3.8(j), 3.8(k), 3.8(1), 3.8(m), 3.8(n), 3.8(o), 3.8(p), 6.17 or 6.18(g); and (ii) except with respect to Damages resulting from a breach of Section 3.8(j), the Sellers shall not be required to indemnify and hold Buyers harmless from and in respect of any Damages resulting from any failure of any Bond held directly or indirectly by any Company on the Closing Date (or income or distributions from Residual Interests held by any Company as of the Closing Date or otherwise) to be tax-exempt, including any obligation to any Person under any Tax sharing, Tax indemnification or other Contract that is related or attributable to the failure of any such Bond (or income or distributions from such Residual Interests or otherwise) to be tax-exempt.

SECTION 10.9          Scope of Sellers’ Liability. Buyers acknowledge and agree that their sole remedy against the Sellers for any matter arising with respect to any claims arising from the subject matter of this Agreement or the misrepresentations or failures of the warranties, covenants or agreements contained in this Agreement is set forth in this Article X except that the remedies of injunction and specific performance shall remain available for the non-fulfillment or failure to perform any covenant or agreement contained in this Agreement for the Parties and that, except to the extent Buyers have asserted a claim for indemnification prior to the applicable termination date set forth in Section 10.1, Buyers shall have no remedy against the Sellers for any breach of any provision of this Agreement.

SECTION 10.10        Indemnification Payments. Any payment hereunder shall be made by wire transfer of immediately available funds to such account or accounts as the Indemnified Party shall designate to the Indemnifying Party in writing.

SECTION 10.11        Nonduplication. Any liability for indemnification under the Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

ARTICLE XI
MISCELLANEOUS PROVISIONS

SECTION 11.1          Amendment and Modification. This Agreement may be amended, modified or supplemented by a written instrument signed by all of the Parties.

SECTION 11.2          Waiver of Compliance; Consents. Any failure of Buyers, on the one hand, or of Sellers or the Companies, on the other hand, to comply with any obligation, covenant, agreement or condition contained herein may be waived in writing by the Sellers or Buyers, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

SECTION 11.3          Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

SECTION 11.4          Expenses and Obligations. All costs and expenses incurred in connection with the consummation of the transactions contemplated by this Agreement by Buyers shall be paid by Buyers, and all costs and expenses incurred in connection with the consummation of the transactions contemplated by this Agreement by the Sellers shall be paid by the Sellers, it being understood that Buyers will pay any fees or expenses of Buyers or the Companies incurred in connection with obtaining the necessary Licenses to conduct the Affordable Housing Business from and after the Closing Date as a result of transactions contemplated by this Agreement, including, without limitation, Mortgage Program Sponsor fees and filing expenses, and Sellers shall pay any fees and expenses of Sellers incurred in connection with the modification, amendment, or supplement of any existing Contract or License of Sellers, which Sellers shall retain post-Closing. All filing fees relating to the HSR Act shall be split equally between the Sellers and Buyers.

SECTION 11.5          Parties in Interest. This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

SECTION 11.6          Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

SECTION 11.7          Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

SECTION 11.8          Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon the earlier of delivery thereof if by hand or upon receipt if sent by mail (registered or certified, postage prepaid, return receipt requested) or on the second next Business Day after deposit if sent by a recognized overnight delivery service or upon transmission if sent by telecopy or facsimile transmission (with request of assurance of receipt in a manner customary for communication of such type) as follows:

(a)       If to Buyers, to:

Citigroup Global Markets Inc.
390 Greenwich Street
New York, NY 10013-2309
Attention: Joseph J. Geraci
Telecopy: (212) 723-8642

and to:

Citibank, N.A.
250 West Street
New York, NY 10013-0436
Attention: Hugh C. Conroy
Telecopy: (212) 801-4110

with copies to:

Citigroup Global Markets Inc.
390 Greenwich Street
New York, NY 10013-2309
Attention: Eugene Kwon
Telecopy: (646) 291-5754

and to:

Citigroup Inc.
399 Park Avenue
New York, NY 10022-4699
Attention: Andrew M. Felner
Telecopy: (212) 559 7057

and to:

Milbank, Tweed, Hadley & McCloy LLP
1 Chase Manhattan Plaza
New York, NY 10005

Attention: Charles J. Conroy
Telecopy: (212) 822-5671

(b)       If to Sellers, to:

Capmark Financial Group Inc.
200 Witmer Road
Horsham, PA 19044
Attention: Thomas L. Fairfield, Esq.
Telecopy: (215) 328-3774:

and to:

Capmark Securities Inc.
1801 California Street
Suite 3700
Denver, CO 80202
Attention: David Cheung, Esq.
Telecopy: (303) 291-5854

with a copy to:

Reed Smith LLP
599 Lexington Avenue
New York, NY 1002
Attention: John Altorelli, Esq.
Telecopy: (212) 521-5450

SECTION 11.9          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts-of-laws rules thereof.

SECTION 11.10        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

SECTION 11.11        Headings. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.12        Entire Agreement. This Agreement, the Disclosure Schedule, the Buyers Disclosure Schedule, the other Transaction Documents and the schedules, annexes and exhibits attached hereto embody the entire agreement and understanding of the Parties in respect of the subject matter contained herein or therein. There are no agreements, representations, warranties or covenants other than those expressly set forth herein or therein. This Agreement, the Disclosure Schedule, the Buyers Disclosure Schedule, the other Transaction Documents and the schedules, annexes and exhibits attached hereto supersede all prior agreements and understandings between the Parties with respect to such subject matter. The schedules, annexes and exhibits attached hereto are incorporated herein by reference and made a part hereof.

SECTION 11.13        Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyers and the Sellers; provided, however, that Buyers may (i) assign any or all of their rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases each Buyer nonetheless shall remain responsible for the performance of all of its respective obligations hereunder).

SECTION 11.14        Buyers’ Obligations. The obligations of the Buyers pursuant to this Agreement shall be several and not joint.

SECTION 11.15        Jurisdiction and Venue. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any New York State court sitting in Manhattan for the purposes of enforcing this Agreement. In any action, suit or other proceeding, each of the Parties irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above courts, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. Each of the Parties also agrees that any final and nonappealable judgment against a Party in connection with any action, suit or other proceeding shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

SECTION 11.16        Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS PROVIDED FOR HEREBY.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

CITIGROUP GLOBAL MARKETS INC.
By:	/s/ Dan Wisniewski
Name:	DAN WISNIEWSKI
Title:	MANAGING DIRECTOR

CITIBANK, N.A.
By:	/s/ Joseph Geraci
Name:	JOSEPH GERACI
Title:	VICE PRESIDENT

CAPMARK CAPITAL INC.
By:	/s/ Gregory J. McManus
Name:	GREGORY J. MCMANUS
Title:	Executive Vice President

CAPMARK SECURITIES INC.
By:	/s/ Gregory J. McManus
Name:	GREGORY J. MCMANUS
Title:	Executive Vice President

CAPMARK FINANCE INC.
By:	/s/ Gregory J. McManus
Name:	GREGORY J. MCMANUS
Title:	Executive Vice President

CAPMARK FINANCIAL GROUP INC.
By:	/s/ Gregory J. McManus
Name:	GREGORY J. MCMANUS
Title:	Executive Vice President